Exhibit 10.1

SECOND AMENDED AND RESTATED LOAN AGREEMENT

RTI SURGICAL, INC.,

as Borrower

and

TD BANK, N.A.,

as Administrative Agent,

and

TD BANK, N.A.

and

REGIONS BANK,

as Lenders

and

TD SECURITIES “USA” LLC, as Bookrunner and Joint Lead Arranger, and

REGIONS BANK, as Joint Lead Arranger

Dated as of July 16, 2013

SECOND AMENDED AND RESTATED LOAN AGREEMENT

This Second Amended and Restated Loan Agreement (this “Agreement”) is dated July 16, 2013, by and among: (i) RTI Surgical, Inc., a Delaware corporation formerly known as RTI Biologics, Inc. (“Borrower”); (ii) TD Bank, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”); and (iii) each of the Lenders from time to time a party hereto.

Borrower desires to establish financing arrangements with Lenders and Lenders are willing to make loans and extensions of credit to Borrower under the terms and provisions set forth in this Agreement. This Agreement amends and restates in its entirety that certain Amended and Restated Credit Agreement, dated August 7, 2012 (the “Prior Loan Agreement”). The parties desire to define the terms and conditions of their relationship in writing.

Now, therefore, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1

DEFINITIONS AND INTERPRETATIONS

1.1 Terms Defined. As used in this Agreement, the following terms have the following respective meanings:

(a) “Account” means all of the “accounts” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

(b)”Account Debtor” means any Person obligated on any Account owing to Borrower.

(c) “Acquired Entity” is defined in Section 6.1(b).

(d) “Adjusted LIBOR Rate” means a per annum interest rate determined pursuant to the following formula:

Adjusted LIBOR Rate	=	London Interbank Offered Rate 1 – LIBOR Reserve Percentage

(e) “AdvaMed Code” is defined in Section 4.14(i).

(f) “Advance(s)” means any monies advanced or credit extended to Borrower by Lender under the Revolving Credit.

(g) “Advance Date” is defined in Section 2.3(b)(ii).

(h) “Advance Request” is defined in Section 2.3(b)(ii).

(i) “Affiliate” means with respect to any Person, (i) any Person which, directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, or (ii) any Person who is a director or officer (A) of such Person, (B) of any Subsidiary of such Person, or (C) of any person described in clause (i) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote five percent (5%) or more of the Capital

Stock having ordinary voting power for the election of directors (or comparable equivalent) of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Control may be by ownership, contract, or otherwise.

(j) “Alternate Rate” is defined in Section 2.12.

(k) “Anti-Terrorism Laws” means any statute, treaty, law (including common law), ordinance, regulation, rule, order, opinion, release, injunction, writ, decree or award of any Governmental Authority relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

(l) “Applicable Basis Points” is defined in Section 2.9(b).

(m) “Asset Sale” means the sale, transfer, lease, license or other disposition by Borrower, or by any Subsidiary of Borrower, to any Person other than Borrower or any such Subsidiary, of any Property (excluding any such disposition permitted by Section 6.2) now owned, or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions other than the sale of Inventory in the ordinary course of business. An “Asset Sale” includes, but is not limited to, a merger, consolidation, division, conversion, dissolution or liquidation.

(n) “Assignment of Claims Act” means the Federal Assignment of Claims Act, 31 U.S.C. § 3727 et seq., as amended from time to time.

(o) “Authorized Officer” means any officer (or comparable equivalent) of Borrower authorized by specific resolution of Borrower to request Advances or execute Covenant Compliance Certificates as set forth in the authorization certificate delivered to Lender substantially in the form of Exhibit B.

(p) “Bank Affiliate” means with respect to any Lender, any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with Lender. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote twenty-five percent (25%) or more of any class of Capital Stock having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by ownership of Capital Stock, contract or otherwise.

(q) “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now or hereinafter in effect, or any successor statute.

(r) “Blocked Person” is defined in Section 4.25(b).

(s) “Borrowing Certificate” means the certificate delivered to Administrative Agent by Borrower substantially in the form of Exhibit F.

(t) “Business Day” means any day other than a Saturday, Sunday or federal holiday (or a day on which commercial banks in New York City are required or permitted to close) on which Administrative Agent is open and conducting its customary banking transactions.

(u) “Capitalized Lease Obligations” means any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, consistently applied.

(v) “Capital Expenditures” means, for any period, the aggregate of all expenditures (including that portion of Capitalized Lease Obligations attributable to that period) made in respect of the purchase, construction or other acquisition of fixed or capital assets, determined in accordance with GAAP.

(w) “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock (and/or cash based on the value of Capital Stock).

(x) “Change of Control” means the earliest to occur of (i) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding voting stock of Borrower, and (ii) during any period of twelve (12) consecutive months, the board of directors of Borrower shall cease to consist of a majority of the Continuing Directors.

(y) “Closing” is defined in Section 3.6.

(z) “Closing Date” is defined in Section 3.6.

(aa) “Code” means the Internal Revenue Code of 1986, as amended, as the same may be in effect, from time to time.

(bb) “Collateral” means all of the Property and interests in Property described in Section 2.15 and all other Property, and interests in Property that now or hereafter secure payment of the Obligations and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents.

(cc) “Consolidated Amortization Expense” means, for any period, the aggregate consolidated amount of amortization expenses of Borrower, as determined in accordance with GAAP.

(dd) “Consolidated Depreciation Expense” means for any period, the aggregate, consolidated amount of depreciation expenses of Borrower, as determined in accordance with GAAP.

(ee) “Consolidated EBITDA” means, for any period, Borrower’s Consolidated Net Income (or deficit) plus (i) Consolidated Interest Expense, plus (ii) Consolidated Depreciation Expense, plus (iii) Consolidated Amortization Expense, plus (iv) Consolidated Tax Expense, plus (v) Extraordinary Expenses minus (vi) Extraordinary Income, all as determined in accordance with GAAP. For purposes hereof, the contribution of Pioneer Surgical Technologies and its Subsidiaries to “Consolidated EBITDA” (x) for the Quarter ending June 30, 2012 through the Quarter ending December 31, 2012 will be Two Million Eight Hundred Fifty-Two Thousand and 00/100 Dollars ($2,852,000.00), (y) for the Quarter ending March 31, 2013 will be Two Million Nine Hundred Sixty-Five Thousand and 00/100 Dollars ($2,965,000.00), and (z) for the Quarter ending June 30, 2013 will be Two Million Eight Hundred Eighty Thousand and 00/100 Dollars ($2,880,000.00).

(ff) “Consolidated Interest Expense” means, for any period (without duplication), the aggregate, consolidated amount of interest expense required to be paid or accrued during such period on all Indebtedness of Borrower outstanding during all or any part of such period, as determined in accordance with GAAP.

(gg) “Consolidated Net Income” means, for any period, consolidated net income after taxes of Borrower as such would appear on Borrower’s consolidated statement of income, prepared in accordance with GAAP.

(hh) “Consolidated Tax Expense” means, for any period, the aggregate consolidated amount of income tax expenses of Borrower, as determined in accordance with GAAP.

(ii) “Continuing Directors” shall mean the directors of Borrower on the Closing Date, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of Borrower is recommended by a majority of the then Continuing Directors.

(jj) “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Closing Date or as may hereafter be in effect.

(kk) “Covenant Compliance Certificate” is defined in Section 5.15.

(ll) “Default” means any event, act, condition or occurrence which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

(mm) “Defaulting Lender” means any Lender that: (i) has failed, within two (2) Business Days of the date required to be funded or paid, to (A) fund any portion of its Loan or (B) pay over to Borrower any other amount required to be paid by it under this Agreement, unless, in the case of clause (A) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied; (ii) has notified Borrower in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; or (iii) has become the subject of a bankruptcy, insolvency or similar event.

(nn) “Director Indemnification Agreement” means that certain Indemnification Agreement, dated July 16, 2013, by and between Borrower and its directors.

(oo) “Disqualified Stock” means any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable for any reason, (ii) is convertible or exchangeable for Indebtedness or Capital Stock that meets the requirements of clauses (i) and (ii), or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Term Loan Maturity Date.

(pp) “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the grant of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or entering into an agreement to do any of the foregoing.

(qq) “Distribution” means:

(i) Cash dividends or other cash distributions on any now or hereafter outstanding Capital Stock of Borrower;

(ii) The redemption, repurchase, defeasance or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock; and

(iii) Any loans or advances (other than salaries), to any shareholder(s), partner(s) or member(s) of Borrower or any Subsidiary of Borrower.

(rr) “Dividend Payment” is defined in Section 2.2(c)(i).

(ss) “Dividend Payment Date” is defined in Section 2.2(c)(i).

(tt) “Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” mean the lawful money of the United States of America.

(uu) “Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

(vv) “Domestic Subsidiary Patent Security Agreement” means that certain security agreement to be executed by each Domestic Subsidiary (other than RTI Donor Services) granting a security interest in the Patent Collateral of such Domestic Subsidiary (as defined in such Domestic Subsidiary Patent Security Agreement) in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(ww) “Domestic Subsidiary Security Agreement” means that certain security agreement to be executed by each Domestic Subsidiary (other than RTI Donor Services) in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(xx) “Domestic Subsidiary Trademark Security Agreement” means that certain security agreement to be executed by each Domestic Subsidiary (other than RTI Donor Services) granting a security interest in the Trademarks of such Domestic Subsidiary (as defined in such Domestic Subsidiary Trademark Security Agreement) in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(yy) “Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, or the impact of Hazardous Substances on human health or the environment, as now or may at any time hereafter be in effect from time to time.

(zz) “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be in effect, from time to time.

(aaa) “Event of Default” is defined in Section 7.1.

(bbb) “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced and as may be in effect from time to time.

(ccc) “Expenses” is defined in Section 9.6.

(ddd) “Extraordinary Income” shall consist of one-time non-recurring income items, including, but not limited to, gains on sale and acquisition related recapture of contingent or escrowed purchase money payments.

(eee) “Extraordinary Expenses” means any one-time expenses such as: (i) non-cash intangible asset impairment charges; (ii) non-cash stock based compensation; (iii) uninsured litigation settlement costs related to Biomedical Tissue Services incurred through December 31, 2014, not to exceed Three Million and 00/100 Dollars ($3,000,000.00); and (iv) expenses incurred in connection with the acquisition of Pioneer Surgical Technologies related to: (A) fees paid to consultants, advisors, financial investors or to the Securities and Exchange Commission (solely to the extent legally payable); (B) non-cash purchase price adjustments to Consolidated EBITDA for GAAP compliance; (C) severance and retention package payments; and (D) restructuring and integration expenses incurred through December 31, 2014 (such as IT integration expense, movement of personnel, closing of facilities, distribution agreement changes and other costs related to such acquisition), not to exceed in any event Three Million and 00/100 Dollars ($3,000,000.00). The restructuring and integration expenses referred to in clause (iv) are subject to good faith review by Administrative Agent for determination of eligibility under the defined categories.

(fff) “FDA” is defined in Section 4.14(a).

(ggg) “FDCA” is defined in Section 4.14(a).

(hhh) “Fixed Charge Coverage Ratio” means, for any period, on a consolidated basis, the ratio (i) Consolidated EBITDA minus cash taxes, minus dividend/distributions, minus increases in due from and/or investments in Affiliates, minus Unfunded Capital Expenditures divided by (ii) required annual principal and interest payments, all as determined in accordance with GAAP.

(iii) “GAAP” means generally accepted accounting principles as in effect on the Closing Date applied in a manner consistent with the most recent audited financial statements of Borrower furnished to Lenders and described in Section 4.7.

(jjj) “Governmental Authority” means any foreign, federal, state or local government or political subdivision, or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury, or arbitration.

(kkk) “Guarantor” means each of the Domestic Subsidiaries of Borrower (other than RTI Donor Services) and any other Person who may hereafter guaranty, as surety, all of the Obligations.

(lll) “Guaranty Agreement” means that certain guaranty agreement to be executed by each Guarantor in favor of Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(mmm) “Hazardous Substances” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, under and regulated pursuant to any Environmental Law.

(nnn) “Hedging Agreements” means any Interest Hedging Instrument or any other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement, or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.).

(ooo) “Indebtedness” of any Person, means, at any date, without duplication, (i) all indebtedness of such Person for borrowed money (including with respect to Borrower, the Obligations) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, including, without limitation, any debt securities convertible into or exchangeable for Capital Stock, (iii) all Capitalized Lease Obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (v) all obligations of other Persons which such Person has guaranteed, (vi) Disqualified Stock, (vii) all Obligations of such Person under Hedging Agreements, and (viii) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

(ppp) “Intellectual Property” means all intellectual property, regardless of form, including: (i) patents and patent applications, published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) trade secrets, confidential information, and information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques.

(qqq) “Interest Hedging Instrument” means any documentation evidencing any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device or swap agreement (as defined in 11 U.S.C. § 101 et. seq.) between Borrower and Lender (or any Affiliate of Lender).

(rrr) “Interest Only Period” is defined in Section 2.2(c)(i).

(sss) “Inventory” means all of the “inventory” (as that term is defined in the UCC) of Borrower, whether now existing or hereafter acquired or created.

(ttt) “Investor Rights Agreement” means that certain Investor Rights Agreement, dated July 16, 2013, by and between Borrower and WSHP Biologics Holdings.

(uuu) “IRS” means the Internal Revenue Service.

(vvv) “Lenders” shall mean (i) the Persons listed on Exhibit A (other than any such Person that has ceased to be a party hereto) and (ii) any Person that has become a party hereto pursuant to an assignment.

(www) “Leverage Ratio” means, at any time, on a consolidated basis, the ratio of Borrower’s (i) Total Funded Indebtedness, to (ii) Consolidated EBITDA.

(xxx) “LIBOR Interest Period” means, initially, the first (1st) LIBOR Interest Period hereunder shall be the period commencing on the date of this Agreement and ending on and including the July 31, 2013 (date immediately preceding the first reset date). Thereafter, each “LIBOR Interest Period” shall commence on and include the 1st calendar day of every calendar month immediately following the previous LIBOR Interest Period (the “Reset Date”); provided, however, (i) if any LIBOR Interest Period would end on a day for which there is no numerically corresponding day in the calendar month, such LIBOR Interest Period shall end on the last day of the relevant calendar month and (ii) no LIBOR Interest Period shall extend beyond the Term Loan Maturity Date.

(yyy) “LIBOR Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Rate loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. LIBOR Rate loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

(zzz) “LIBOR Spread” is defined in Section 2.4(c).

(aaaa) “LIBOR Spread Applicable Basis Points” is defined in Section 2.4(c).

(bbbb) “Lien” means any interest of any kind or nature in property securing an obligation owed to, or a claim of any kind or nature in property by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, regulation or contract, and including, but not limited to, a security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, a lease, consignment or bailment for security purposes, a trust, or an assignment. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

(cccc) “Loans” means, collectively, the unpaid balance of cash Advances under the Revolving Credit and the Term Loan.

(dddd) “Loan Documents” means, collectively, this Agreement, the Note(s), the Security Documents, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

(eeee) “London Banking Days” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

(ffff) “London Interbank Offered Rate” means the rate of interest (rounded upwards, at Administrative Agent’s option, to the next 100th of one percent) equal to the British Bankers’ Association LIBOR (“BBA LIBOR”) for the equivalent LIBOR Interest Period as published by Bloomberg (or such other commercially available source providing quotations of BBA LIBOR as designated by Lender from time to time) at approximately 11:00 A.M. (London time) two (2) London Banking Days prior to the Reset Date; provided however, if more than one BBA LIBOR is specified, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term London Interbank Offered Rate shall mean, with respect to any LIBOR Interest Period, the rate of interest per annum determined by administrative Agent to be the average rate per annum at which deposits in dollars are offered for such Interest Period by major banks in London, England at approximately 11:00 A.M. (London time) two (2) London Banking Days prior to the Reset Date.

(gggg) “Material Adverse Effect” means a Pre-Closing Material Adverse Effect or a Post-Closing Material Adverse Effect; provided, however, (i) any reference to Material Adverse Effect for any period prior to or at Closing shall be deemed a reference to Pre-Closing Material Adverse Effect; and (ii) any reference to Material Adverse Effect for any period after Closing shall be deemed a reference to Post-Closing Material Adverse Effect.

(hhhh) “Material Contract” means, with respect to Borrower or any Subsidiary of Borrower: (i) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any products involving in the case of any such Contract more than Ten Million and 00/100 Dollars ($10,000,000.00) per annum; (ii) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts involving consideration in excess of Ten Million and 00/100 Dollars ($10,000,000.00) pursuant to which any Person is granted any rights to Intellectual Property or pursuant to which Borrower and/or any Subsidiary has agreed to any restriction on the right of Borrower and/or any Subsidiary to use or enforce any rights in or with respect to any Intellectual Property or pursuant to which Borrower and/or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property; (iii) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts involving consideration in excess of Ten Million and 00/100 Dollars ($10,000,000.00) pursuant to which Borrower and/or any Subsidiary acquired or is granted any rights to intellectual property owned by a third party or pursuant to which Borrower and/or any Subsidiary is granted the right to market, resell or distribute any products, technology or services of any Person; (iv) any other Contract involving payment of more than Ten Million and 00/100 Dollars ($10,0000.00) per annum; and (v) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(iiii) “Maximum Acquisition and Investment Amount” means with respect to any Permitted Acquisitions and Permitted Capital Stock Investments, taken together, (i) Twenty Million and 00/100 Dollars ($20,000,000.00) in any twelve (12)-month period or (ii) Ten Million and 00/100 Dollars ($10,000,000.00) with respect to any individual transaction.

(jjjj) “Maximum Revolving Credit Amount” means the sum of Twenty Million and 00/100 Dollars ($20,000,000.00).

(kkkk) “Non-Encumbrance Agreement” means that certain agreement not to encumber real property to be executed by Borrower and each Domestic Subsidiary in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(llll) “Note(s)” mean, collectively, the Revolving Credit Notes and Term Loan Notes.

(mmmm) “Obligations” mean all existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Lenders or any other subsidiary of Lenders or any Bank Affiliate, whether under this Agreement, or any other existing or future instrument, document or agreement, between Borrower or Lenders or any other subsidiary of Lenders or any Bank Affiliate, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, indemnification obligations hereunder or Expenses (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not a claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Revolving Credit and Term Loan and any extensions, modifications, substitutions, increases and renewals thereof; any amount payable by Borrower or any Subsidiary of Borrower pursuant to an Interest Hedging Instrument; the payment of all amounts advanced by Lenders or any other subsidiary of Lenders or any Bank Affiliate to preserve, protect and enforce rights hereunder and in the Collateral; and all Expenses incurred by Lenders or any other subsidiary of Lenders or any Bank Affiliate. Without limiting the generality of the foregoing, Obligations shall include any other debts, liabilities or obligations owing to Lenders or any other subsidiary of Lenders or any Bank Affiliate in connection with any lockbox, cash management, or other services (including electronic funds transfers or automated clearing house transactions) provided by Lenders or any other subsidiary of Lenders or any Bank Affiliate to Borrower, as well as any other loan, advances or extension of credit, under any existing or future loan agreement, promissory note, or other instrument, document or agreement between Borrower and any Lender or any other subsidiary of such Lender or any Bank Affiliate.

(nnnn) “Patent Rights” is defined in Section 4.13(b).

(oooo) “Patent Security Agreement” means that certain security agreement to be executed by Borrower granting a security interest in the Patent Collateral (as defined in the Patent Security Agreement) in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(pppp) “PBGC” means the Pension Benefit Guaranty Corporation.

(qqqq) “Pension Plan” is defined in Section 4.11(a).

(rrrr) “Perfection Certificate” means each Perfection Certificate provided by Borrower and each Domestic Subsidiary to Administrative Agent on or prior to the Closing Date in form and substance satisfactory to Administrative Agent.

(ssss) “Permitted Acquisition” is defined in Section 6.1(b)(vi).

(tttt) “Permitted Capital Stock Investment” means any acquisition of the Capital Stock of any Person that does not become a direct or indirect Subsidiary of Borrower as a result of such acquisition.

(uuuu) “Permitted Indebtedness” means: (i) Indebtedness to Lenders in connection with the Revolving Credit, Term Loan or otherwise pursuant to the Loan Documents; (ii) trade payables incurred in the ordinary course of Borrower’s business; (iii) Indebtedness outstanding on the date hereof and listed in Exhibit C; (iv) additional purchase money Indebtedness (including Capitalized Lease Obligations) hereafter incurred by Borrower to finance the purchase of fixed assets; provided that, (A) the aggregate amount of any such Indebtedness at any time outstanding shall not exceed Two Million and 00/100 Dollars ($2,000,000.00), (B) such Indebtedness shall not exceed the purchase price of the assets funded, (C) such Indebtedness shall be incurred within ninety (90) days of the acquisition of the assets funded, and (D) no such Indebtedness may be refinanced for a principal amount in excess of the principal amount outstanding at the time of such refinancing; (v) any Subordinated Indebtedness; (vi) additional Indebtedness the aggregate amount of which outstanding at any time shall not exceed Two Million and 00/100 Dollars ($2,000,000.00); (vii) Indebtedness of Borrower to any Subsidiary and of any Subsidiary to Borrower or any other Subsidiary; and (viii) Indebtedness which represents a replacement, refinancing, refunding or renewal of any Indebtedness described in sub-clauses (iii) through (v) above.

(vvvv) “Permitted Investments” means: (i) obligations issued or guaranteed by the United States of America or any agency thereof; (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) by a nationally recognized investment rating agency; (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least Five Hundred Million and 00/100 Dollars ($500,000,000.00), or (B) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

(wwww) “Permitted Liens” means: (i) Liens securing taxes, assessments, business improvement charges, water charges, sewer rents or governmental charges or levies not delinquent for a period of thirty (30) days or which are being contested in good faith and by appropriate proceedings for which adequate reserves (if required by GAAP) with respect thereto have been established; (ii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws; (iii) Liens on fixed assets security purchase money Indebtedness permitted under Section 6.7; provided, that such Lien attached to such assets concurrently, or within ninety (90) days of the acquisition of such assets, and only to the assets so acquired; (iv) Liens existing on the Closing Date and shown on Exhibit D; (v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (vi) deposits to secure the performance of bids and contracts, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (viii) with respect to any real property, (A) applicable zoning Requirements of Law, building codes and other land use Requirements of Law, (B) Liens and other matters of record in existence on the date hereof listed on Exhibit D, (C) non-monetary Liens and other matters that would be shown by an accurate title insurance policy or an accurate survey, and (D) rights of any landlords and sublandlords; (ix) Liens not otherwise permitted so long as the aggregate outstanding principal amount of the Obligations secured thereby does not exceed (as to Borrower and all Subsidiaries in the aggregate) Five Hundred Thousand and 00/100 Dollars ($500,000.00) at any one time; (x) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (xi) any Lien arising out of the refinancing, replacement, renewal or refunding of any secured Permitted Indebtedness; and (xii) Liens in favor of Administrative Agent or Lenders securing the Obligations.

(xxxx) “Person” means an individual, partnership, corporation, trust, limited liability company, limited liability partnership, unincorporated association or organization, joint venture or any other entity.

(yyyy) “Pioneer Surgical Technologies” means Pioneer Surgical Technologies, Inc., a Michigan corporation.

(zzzz) “Pioneer Surgical Technologies Merger Agreement” means that certain Agreement and Plan of Merger, dated June 11, 2013 by and among Borrower, Pioneer Surgical Technologies, Rockets MI Corporation, a Michigan corporation, and Shareholder Representative Services, LLC, a Colorado limited liability company, solely in its capacity as agent for the stockholders.

(aaaaa) “Post-Closing Material Adverse Effect” means a material adverse effect with respect to (i) the business, assets, properties, financial condition, contingent liabilities, or results of operations of Borrower and its Subsidiaries, (ii) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (iii) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of Lenders hereunder or thereunder.

(bbbbb) “Pre-Closing Material Adverse Effect” means any development outside the ordinary course of business of Borrower and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a material adverse effect which would cause: (i) Borrower to default under the payment obligations under the Loans; or (ii) Borrower to default on the financial covenants in this Agreement.

(ccccc) “Preferred Stock” means that certain preferred stock of Borrower designated as Series A Preferred Stock, $0.001 par value per share, having the rights, preferences, privileges and designations set forth in the Preferred Stock Certificate of Designation, issued to WSHP Biologics Holdings pursuant to the Preferred Stock Investment Agreement.

(ddddd) “Preferred Stock Certificate of Designation” means that certain Series A Preferred Stock Certificate of Designation of Borrower as in effect on the Closing Date.

(eeeee) “Preferred Stock Investment Agreement” means that certain Investment Agreement, dated June 12, 2013, by and between Borrower and WSHP Biologics Holdings.

(fffff) “Property” means any interest of Borrower or any Subsidiary in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

(ggggg) “Quarter” means each of the following calendar quarters: (i) January 1 through March 31; (ii) April 1 through June 30; (iii) July 1 through September 30; and (iv) October 1 through December 31.

(hhhhh) “Quarter End” means the day on which each Quarter ends (i.e., (i) March 31; (ii) June 30; (iii) September 30; and (iv) December 31); provided, however, to the extent such day is not a Business Day, payments shall be due on the first following day that is a Business Day. Such extension of time will not be included in the calculation of interest due.

(iiiii) “Regulated Products” is defined in Section 4.14(a).

(jjjjj) “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System comprising Part 204 of Title 12, Code of Federal Regulations, as in effect from time to time, and any successor thereto.

(kkkkk) “Required Lenders” shall mean, at any time: (i) if there are two (2) Lenders, all of the Lenders; and (ii) if there are three (3) or more Lenders, then Lenders having Loans representing more than sixty-seven percent (67%) of the sum of all Loans outstanding at such time.

(lllll) “Requirement of Law” means, collectively, all international, foreign, federal, state and local laws, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

(mmmmm) “Reset Date” is defined in the definition of LIBOR Interest Period.

(nnnnn) “Restricted Cash” means restricted cash as defined by GAAP.

(ooooo) “Revolving Credit” is defined in Section 2.1(a).

(ppppp) “Revolving Credit Closing Fee” is defined in Section 2.6(a).

(qqqqq) “Revolving Credit Maturity Date” means July 15, 2018, or such later date as Lender may, in its sole and absolute discretion, designate in writing to Borrower.

(rrrrr) “Revolving Credit Note(s)” is defined in Section 2.1(b).

(sssss) “RTI Donor Services” means RTI Donor Services, Inc., a Delaware non-profit corporation.

(ttttt) “Scheduled Intellectual Property” is defined in Section 4.13(b).

(uuuuu) “Securities Pledge Agreement” means that certain securities pledge agreement to be executed by Borrower (and each applicable Subsidiary of Borrower) in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(vvvvv) “Security Agreement” means that certain security agreement to be executed by Borrower in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(wwwww) “Security Documents” means, collectively, the Guaranty Agreement, the Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Domestic Subsidiary Security Agreement, the Domestic Subsidiary Patent Security Agreement, the Domestic Subsidiary Trademark Security Agreement, the Non-Encumbrance Agreements, the U.S. Patent Non-Encumbrance Agreement, the Securities Pledge Agreement, the Perfection Certificates, and all agreements, instruments and documents executed and/or delivered in connection therewith, all as may be supplemented, restated, superseded, amended or replaced from time to time.

(xxxxx) “Social Security Act” is defined in Section 4.14(f).

(yyyyy) “Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to Borrower a limited right to use a third party’s confidential information entered into by Borrower in the ordinary course of its business, consistent with past practice, (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the products, (iii) employment agreements and consulting agreements pursuant to which Borrower obtains rights to use Intellectual Property created in the scope of such employment or provision of services for Borrower, (iv) agreements granting Borrower a right to use the third party Trademarks in connection with Company’s marketing or advertising of Borrower, or Borrower’s products or such third party’s products; and (v) other agreements pursuant to which Borrower has been granted a license to use Intellectual Property in the ordinary course of business consistent with past practices.

(zzzzz) “Standard Outbound IP Agreements” means (i) non-disclosure agreements granting to a third party a limited right to use Borrower’s confidential information entered into by Borrower in the ordinary course of its business, consistent with past practice, (ii) non-exclusive licenses to Borrower’s products (which, to the extent such products are software, are licenses to object code) granted by Borrower or other agreements pursuant to which Borrower has granted a license to Intellectual Property in the ordinary course of its business consistent with past practice, and (iii) agreements granting a third party a right to use Borrower’s Trademarks in connection with such third party’s marketing or advertising of Borrower or Borrower’s products.

(aaaaaa) “Subordinated Debt” means Indebtedness of Borrower subject to payment terms and subordination provisions set forth in a Subordination Agreement.

(bbbbbb) “Subordination Agreement” means an agreement between Borrower, the Administrative Agent and the holders of any Indebtedness, containing the terms of subordination and related provisions and otherwise reasonably acceptable to the Administrative Agent.

(cccccc) “Subsidiary” with respect to any Person at any time, means: (i) any corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty percent (50%) of whose voting stock is legally and beneficially owned by such Person; (ii) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; (iii) any corporation, partnership, joint venture, limited liability company or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

(dddddd) “Term Loan” is defined in Section 2.2(a).

(eeeeee) “Term Loan Maturity Date” means July 15, 2018.

(ffffff) “Term Loan Note(s)” is defined in Section 2.2(b).

(gggggg) “Term Loan Closing Fee” is defined in Section 2.6(b).

(hhhhhh) “Third Party Intellectual Property Rights” is defined in Section 4.13(b).

(iiiiii) “Total Funded Indebtedness” means outstanding Indebtedness for borrowed money and other interest bearing Indebtedness, including current and long term Indebtedness.

(jjjjjj) “Trademark Security Agreement” means that certain security agreement to be executed by Borrower granting a security interest in the Trademarks of Borrower in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(kkkkkk) “UCC” means the Uniform Commercial Code as adopted in the State of Florida, as in effect from time to time.

(llllll) “Unfunded Capital Expenditures” means Capital Expenditures that are not financed through interest bearing Indebtedness; provided, however, “Unfunded Capital Expenditures” (i) for fiscal years ending December 31, 2013 and 2014 shall exclude expenses associated with the new facility construction (currently estimated at Fourteen Million and 00/100 Dollars ($14,000,000.00)), located at 11631 Research Circle, Alachua, Florida; and (ii) shall include for any Quarter ending prior to the Closing Date, the amount of One Million and 00/100 Dollars ($1,000,000.00) for Pioneer Surgical Technologies and its Subsidiaries.

(mmmmmm) “Unrestricted Cash” means all cash less any Restricted Cash.

(nnnnnn) “U.S. Patent Non-Encumbrance Agreement” means that certain agreement not to encumber any United States patent to be executed by each Subsidiary of Borrower that is not a Domestic Subsidiary but holds a United State patent, in favor of Administrative Agent and Lenders, in form and substance satisfactory to Administrative Agent, on or prior to the Closing Date.

(oooooo) “Waterstreet Agreements” means (i) the Preferred Stock Investment Agreement, (ii) the Preferred Stock Certificate of Designation, (iii) the Director Indemnification Agreement and (iv) the Investor Rights Agreement.

(pppppp) “WSHP Biologics Holdings” means WSHP Biologics Holdings, LLC, a Delaware limited liability company.

1.2 Other Capitalized Terms. Any other capitalized terms used without further definition herein shall have the respective meaning set forth in the UCC.

1.3 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP as in effect on the Closing Date, to the extent applicable, except as otherwise expressly provided in this Agreement. If there are any changes in GAAP after the Closing Date that would affect the computation of the financial covenants in Section 5.12, such changes shall only be followed, with respect to such financial covenants, from and after the date this Agreement shall have been amended to take into account any such changes.

1.4 Construction. No doctrine of construction of ambiguities in agreements or instruments against the interests of the party controlling the drafting shall apply to any Loan Documents.

SECTION 2

THE LOANS

2.1 Revolving Credit — Description.

(a) Subject to the terms and conditions of this Agreement, Lenders hereby establish for the benefit of Borrower a revolving credit facility (collectively, the “Revolving Credit”) which shall include cash Advances extended by Lenders to or for the benefit of Borrower from time to time hereunder. The aggregate principal amount of unpaid cash Advances shall not at any time exceed the Maximum Revolving Credit Amount. Subject to such limitation, the outstanding balance of Advances under the Revolving Credit may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future Advances which may be made by Lenders, to or for the benefit of Borrower, and, subject to the provisions of Section 7, shall be due and payable on the Revolving Credit Maturity Date.

(b) At Closing, Borrower shall execute and deliver one or more promissory notes to Lenders for the Maximum Revolving Credit Amount (“Revolving Credit Note(s)”). The Revolving Credit Notes shall evidence Borrower’s unconditional obligation to repay Lenders for all Advances made under the Revolving Credit, with interest as herein provided. Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which is deemed incorporated herein by reference and made part hereof. The Revolving Credit Notes shall be in form and substance satisfactory to Administrative Agent and Lenders.

(c) Accrued interest on the Revolving Credit will be payable quarterly in arrears on each Quarter End.

(d) Subject to the terms of this Section 3.1, Lenders agree to issue letters of credit on behalf of Borrower or its Subsidiaries from time-to-time (the “Letters of Credit”); provided, however, that the maximum aggregate stated amount of all Letters of Credit outstanding at any time shall not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00). For purposes of determining availability of Advances, the Revolving Credit Limit shall be reduced by the face amount of all outstanding Letters of Credit. Borrower shall pay to Lenders a reasonable letter of credit fee. All Letters of Credit shall be in form and substance reasonably satisfactory to Administrative Agent and Lenders.

(e) The term of the Revolving Credit shall expire on the Revolving Credit Maturity Date. On such date, unless having been sooner accelerated by Lenders pursuant to the terms hereof, and without impairing any rights under this Agreement or any other Loan Document, all sums owing under the Revolving Credit shall be due and payable in full, and as of and after such date Borrower shall not request and Lenders shall not make any further Advances under the Revolving Credit.

2.2 Term Loan — Description.

(a) Lenders hereby agree to advance to Borrower, subject to the terms and conditions of this Agreement, the sum of Sixty Million And 00/100 Dollars ($60,000,000.00) (the “Term Loan”).

(b) At Closing, Borrower shall execute and deliver one or more promissory notes to Lenders in the original principal amount of the Term Loan (“Term Loan Note(s)”). The Term Loan Notes shall evidence Borrower’s unconditional obligation to repay to Lender the Term Loan with interest as provided in this Agreement. The Term Loan Notes shall be in form and substance satisfactory to Lenders.

(c) Principal and accrued interest under the Term Loan shall be payable as follows:

(i) Beginning September 30, 2013 and continuing through and including December 31, 2014 (the “Interest Only Period”), accrued interest will be payable quarterly in arrears on each Quarter End; provided, however, if Borrower pays any cash dividend or makes any other cash distribution on the Preferred Stock (a “Dividend Payment”) at any time prior to July 16, 2014 (the “Dividend Payment Date”), Borrower, in addition to the payment of the accrued interest paid during the Interest Only Period, shall also pay to Lenders (on the first (1st) anniversary of the Closing Date) an aggregate amount equal to any and all Dividend Payments paid by Borrower as a prepayment of the principal balance of the Term Loan (such prepayment will be treated as made in accordance with Section 2.7).

(ii) After the Interest Only Period, interest will be payable quarterly in arrears, together with payments of the principal balance of the Term Loan at each Quarter End as follows:

Quarter End	Principal Payment
(A) March 31, 2015; and (B) June 30, 2015.	$1,500,000.00

(A) September 30, 2015; (B) December 31, 2015; (C) March 31, 2016; (D) June 30, 2016; (E) September 30, 2016; (F) December 31, 2016; (G) March 31, 2017; and (H) June 30, 2017.	$1,125,000.00

(A) September 30, 2017; (B) December 31, 2017; (C) March 31, 2017; and (D) June 30, 2018.	$1,500,000.00

(iii) A final payment of any and all unpaid principal and any and all accrued unpaid interest outstanding under the Term Loan shall be due and payable on the Term Loan Maturity Date.

2.3 Advances and Payments.

(a) Except to the extent otherwise set forth in this Agreement (or in the case of an Interest Hedging Instrument under the applicable agreements), all payments of principal and of interest on the Revolving Credit, Term Loan and all Expenses, fees, indemnification obligations and all other charges and any other Obligations of Borrower, shall be made to Administrative Agent for the benefit of the Lenders at its banking office at 9715 N. Gate Parkway, Jacksonville, Florida 32246, or such other office as Administrative Agent may designate in writing, in United States dollars, in immediately available funds. Borrower hereby authorizes Administrative Agent, following notice to Borrower (provided no notice is required for regularly scheduled payments), to charge checking account number                                          maintained at Administrative Agent and further agrees that Administrative Agent shall have the unconditional right and discretion (and Borrower hereby authorizes Lender) to charge such account, following notice to Borrower (provided no notice is required for regularly scheduled payments), in any event for all of Borrower’s Obligations as they become due from time to time under this Agreement including, without limitation, interest, principal, fees, indemnification obligations and reimbursement of Expenses. Alternatively, Administrative Agent may in its discretion, after notice Borrower, (and Borrower hereby authorizes Administrative Agent to) make a cash Advance under the Revolving Credit in a sum sufficient to pay all interest accrued and payable on the Obligations and to pay all costs, fees and Expenses owing hereunder. Borrower acknowledges that Borrower’s failure to maintain sufficient funds in any checking, operating or deposit account for payment of any of the Obligations, or Administrative Agent’s failure to charge any such account shall not relieve Borrower of any payment obligation under this Agreement or any other Loan Document. Any payments received prior to 2:00 p.m. Eastern time on any Business Day shall be deemed received on such Business Day. Any payments (including any payment in full of the Obligations), received after 2:00 p.m. Eastern time on any Business Day shall be deemed received on the immediately following Business Day.

(b) Cash Advances which may be made by Lenders from time to time under the Revolving Credit shall be made available by crediting such proceeds to Borrower’s operating account with Administrative Agent.

(i) All cash Advances requested by Borrower under the Revolving Credit must be in the minimum amount of One Hundred and 00/100 Dollars ($100.00) and integral multiples of One Hundred and 00/100 Dollars ($100.00) in excess thereof.

(ii) All cash Advances requested by Borrower under the Revolving Credit are to be in writing pursuant to a written request (an “Advance Request”). Requests for Advances under the Revolving Credit must be requested three (3) Business Days in advance and must specify the requested date of such Advance (the “Advance Date”) and the amount of such Advance. Upon Lender’s written request, with each Advance Request, Borrower shall submit a Borrowing Certificate.

(iii) Upon receiving a request for an Advance in accordance with subparagraph (ii) above, and subject to the conditions set forth in this Agreement, Lender shall make the requested Advance available to Borrower as soon as is reasonably practicable on the Advance Date.

2.4 Interest.

(a) The unpaid principal balance of cash Advances under the Revolving Credit shall bear interest, subject to the terms hereof, at a per annum rate equal to: (i) the Adjusted LIBOR Rate plus (ii) the LIBOR Spread.

(b) The unpaid principal balance of the Term Loan shall bear interest, subject to the terms hereof, at a per annum rate equal to: (i) the Adjusted LIBOR Rate plus (ii) the LIBOR Spread.

(c) The “LIBOR Spread” shall be: (i) for the period commencing on the Closing Date and continuing through, but not including, December 31, 2013, one hundred fifty (150) basis points per annum; and (ii) for the period commencing on December 31, 2013, the LIBOR Spread Applicable Basis Points. For purposes of this Agreement, the “LIBOR Spread Applicable Basis Points” are determined based on Borrower’s financial performance under its Leverage Ratio as follows:

Leverage Ratio	LIBOR Spread Applicable Basis Points per annum
Less than 1x	100 basis points

Equal to or greater than 1x but less than 1.5x	125 basis points

Equal to or greater than 1.5x but less than 2x	150 basis points

Equal to or greater than 2x	175 basis points

(d) Changes in the LIBOR Spread resulting from changes in the Leverage Ratio shall become effective on the date that is three (3) Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 5.14 and shall remain in effect until the next change to be effected pursuant to this Section 2.4(d).

2.5 Additional Interest Provisions.

(a) Interest on the Loans shall be calculated on the basis of a year of three hundred sixty (360) days but charged for the actual number of days elapsed.

(b) After the occurrence and during the continuance of an Event of Default hereunder, at the election of the Administrative Agent, the per annum effective rate of interest on all outstanding principal under the Loans, shall accrue at the rate otherwise applicable to the Loans plus three hundred (300) basis points. All such increases may, at the election of the Administrative Agent, be applied retroactively to the date of the occurrence of the Event of Default. Borrower agrees that the default rate payable to Lenders is a reasonable estimate of damages suffered by Lenders and is not a penalty.

(c) All contractual rates of interest chargeable on outstanding principal under the Loans shall continue to accrue and be paid even after Default, an Event of Default, maturity, acceleration, judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

(d) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.6 Fees and Charges.

(a) At Closing, Lenders shall have fully earned and Borrower shall unconditionally pay to Lender, a non-refundable fee with respect to the Revolving Credit (the “Revolving Credit Closing Fee”) of One Hundred Thousand and 00/100 Dollars ($100,000.00).

(b) At Closing, Lenders shall have fully earned and Borrower shall unconditionally pay to Lender a non-refundable fee with respect to the Term Loan (the “Term Loan Closing Fee”) of Three Hundred Thousand and 00/100 Dollars ($300,000.00).

2.7 Prepayments.

(a) Borrower may prepay the Revolving Credit and Term Loan in whole or in part at any time or from time to time, without penalty or premium except as provided in Section 2.11. Any prepayment shall be accompanied by all accrued and unpaid interest. Any partial prepayment of the Term Loan shall be applied to the Term Loan in the inverse order of maturity.

(b) Borrower shall be required to prepay the Term Loan, in whole or in part, immediately upon the receipt of any proceeds from: (i) the issuance of non-purchase money debt (other than Permitted Indebtedness); (ii) any transaction or series of transactions involving the sale of any asset or assets outside the ordinary course of business in any calendar year in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00); (iii) any issuance of Capital Stock of Borrower or any of its Subsidiaries except (A) any issuance of Capital Stock in connection with a Permitted Acquisition that is permitted under Section 6.1(b) or otherwise approved by Administrative Agent, (B) any Capital Stock issued in connection with the conversion of Preferred Stock, and (C) any issues of Capital Stock to employees of Borrower or its Subsidiaries under a stock plan approved by the board of directors of Borrower.

2.8 Use of Proceeds.

(a) The extensions of credit under and proceeds of the Term Loan shall be used to fund the acquisition of Pioneer Surgical Technologies pursuant to the terms and conditions of the Pioneer Surgical Technologies Merger Agreement.

(b) The extensions of credit under and proceeds of the Revolving Credit shall be used for: (i) working capital and general corporate purposes; (ii) the acquisition of Pioneer Surgical Technologies pursuant to the terms and conditions of the Pioneer Surgical Technologies Merger Agreement; and (iii) acquisition costs associated with Pioneer Surgical Technologies.

2.9 Unused Revolving Credit Fee. Borrower shall pay to Lender a quarterly fee in arrears based upon the unused portion of the Revolving Credit.

(a) For purposes of this Agreement, “Unused Revolving Credit” means an amount equal to: (i) the Maximum Revolving Credit Amount (i.e., Twenty Million and 00/100 Dollars ($20,000,000.00); minus (ii) the average daily outstanding principal balance of the Revolving Credit for the immediately preceding Quarter.

(b) The “Unused Revolving Credit Fee” shall be: (i) for the period commencing on the Closing Date and continuing through, but not including, December 31, 2013, an amount equal to the Unused Revolving Credit for such immediately preceding Quarter multiplied by twenty-five (25) basis points per annum; and (ii) for the period commencing on December 31, 2013, an amount equal to the Unused Revolving Credit for such immediately preceding Quarter multiplied by the Applicable Basis Points. For purposes of this Agreement, the “Applicable Basis Points” are determined based on Borrower’s financial performance under the Leverage Ratio as follows:

Leverage Ratio	Applicable Basis Points per annum
Less than 1x	15 basis points

Equal to or greater than 1x but less than 1.5x	20 basis points

Equal to or greater than 1.5x but less than 2x	25 basis points

Equal to or greater than 2x	30 basis points

(c) Changes in the Applicable Basis Points resulting from changes in the Leverage Ratio shall become effective on the date that is three (3) Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 5.14 and shall remain in effect until the next change to be effected pursuant to this Section 2.9(c).

2.10 Capital Adequacy. If the adoption of or any change in any Requirement of Law imposes, modifies, or deems applicable any capital adequacy, capital maintenance or similar requirement which affects the manner in which any Lender allocates capital resources to its commitments (including any commitments hereunder), and as a result thereof, in the reasonable opinion of such Lender, the rate of return on such Lender’s capital with regard to the Loans is reduced to a level below that which such Lender could have achieved but for such circumstances, by an amount determined by such Lender to be material, then in such case and upon notice from such Lender to Borrower, from time to time, Borrower shall pay such Lender such additional amount or amounts as shall compensate such Lender for such reduction in such Lender’s rate of return. Such notice shall contain the statement of such Lender with regard to any such amount or amounts which shall, in the absence of manifest error, be binding upon Borrower. In determining such amount, such Lender may use any reasonable method of averaging and attribution that it deems applicable. Any rules, regulations, policies, guidelines, directives or similar requirements adopted, promulgated or implemented in connection with (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (b) the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States Governmental Authority, in each case pursuant to Basel III, shall in all events be deemed to have been imposed, introduced and adopted after the date of this Agreement. A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by any Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.

2.11 Funding Indemnity. Borrower shall indemnify Administrative Agent and each Lender, and hold Administrative Agent and each Lender harmless from any loss, damages, liability, or expense which Administrative Agent or such Lender may sustain or incur as a consequence of the making of a prepayment of Loans on a day which is not the last day of a LIBOR Interest Period with respect thereto. With respect to such Loans, such indemnification shall equal the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid for the period from the date of such prepayment at the applicable rate of interest for such Loans provided for herein over (b) the amount of interest (as reasonably determined by Administrative Agent) which would have accrued to Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank Eurodollar market. This covenant shall survive the termination of this Agreement, and the payment of the Obligations. Borrower shall be liable for any breakage costs associated with any Interest Hedging Instrument or any Hedging Agreement as a result of any prepayment.

2.12 Inability to Determine Interest Rate. Notwithstanding any other provision of this Agreement, if Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that (a) by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the Adjusted LIBOR Rate for a LIBOR Interest Period, or (b) the Adjusted LIBOR Rate does not adequately and fairly reflect the cost to Lenders of funding Advances under the Revolving Credit that Borrower has requested during a LIBOR Interest Period, Lender shall forthwith give telephone notice of such determination, confirmed in writing, to Borrower at least two (2) Business Days prior to the first day of such LIBOR Interest Period, whereupon the outstanding principal amount shall bear interest at an equivalent rate then designated by the Administrative Agent, in its reasonable discretion, for general commercial loan reference purposes (the “Alternate Rate”).

2.13 Illegality. Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof to Administrative Agent or Lenders by the relevant Governmental Authority shall make it unlawful for Lenders to make or maintain Advances under the Revolving Credit as contemplated by this Agreement, or to obtain in the interbank Eurodollar market, the funds with which to make such Loans, (a) Administrative Agent shall promptly notify Borrower thereof, (b) the commitment of Lenders hereunder to make Advances or continue Advances as such shall forthwith be suspended until Administrative Agent shall give notice that the condition or situation which gave rise to the suspension no longer exists, and (c) each Lender’s Loans then outstanding, if any, shall be converted on the last day of the LIBOR Interest Period for such Loans so as to bear interest at the Alternate Rate. Borrower agrees promptly to pay Administrative Agent and Lenders, upon its demand, any additional amounts necessary to compensate Administrative Agent and Lenders for actual and direct costs (but not including anticipated profits) reasonably incurred by Administrative Agent and Lenders in connection with any repayment in accordance with this Section

2.13, including but not limited to, any interest or fees payable by Lenders to lenders of funds obtained by it in order to make or maintain its loans hereunder. A certificate as to any additional amounts payable pursuant to this Section 2.13 submitted by Administrative Agent to Borrower shall be conclusive evidence (absent manifest error) of such amounts owing. Administrative Agent agrees to use reasonable efforts to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section 2.13; provided, however, that such efforts shall not cause the imposition on Administrative Agent or any Lender of any additional costs or legal or regulatory burdens deemed by Administrative Agent or such Lender in its reasonable discretion to be material.

2.14 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall impose, modify, or hold applicable, any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in, or for the account of, advances, loans, or other extension of credit (including participations therein) by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(ii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to materially increase the cost to such Lender of making or maintaining Advances under the Revolving Credit, or to reduce any amount receivable hereunder, or under any Note, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional costs or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender, with respect to its Advances. A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by such Lender to Borrower shall be presumptive evidence of such amounts owing in the absence of manifest error. Each Lender agrees to use reasonable efforts to avoid, or to minimize, any amounts which might otherwise be payable pursuant to this Section 2.14; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal regulatory burdens deemed by such Lender in good faith to be material.

(b) A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by any Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. In determining such amount, such Lender shall use a reasonable averaging and attribution method. Notwithstanding anything to the contrary in this Section 2.14, Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any amounts incurred more than six (6) months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6)-month period shall be extended to include the period of such retroactive effect.

(c) The agreements in this Section 2.14 shall survive the termination of this Agreement and payment of the Obligations.

2.15 Security for Obligations. To secure the payment and performance of the Obligations:

(a) Pursuant to the Security Agreement, Borrower shall grant to Administrative Agent, for the benefit of Lenders, a first priority security interest in and to all of the Property (including, without limitation, Intellectual Property pursuant to the Patent Security Agreement and the Trademark Security Agreement) of Borrower (excluding any interest in owned or leased real property of Borrower).

(b) Pursuant to the Domestic Subsidiary Security Agreement, each Domestic Subsidiary (other than RTI Donor Services) shall grant to Administrative Agent, for the benefit of Lenders, a first priority security interest in and to all of the Property (including, without limitation, Intellectual Property pursuant to the Domestic Subsidiary Patent Security Agreement and the Domestic Subsidiary Trademark Security Agreement) of such Domestic Subsidiary (excluding any interest in owned or leased real property of such Domestic Subsidiary).

(c) Pursuant to the U.S. Patent Non-Encumbrance Agreement, each Subsidiary that (i) is not a Domestic Subsidiary and (ii) owns any United States patent shall agree not to allow any Lien to be created on such United States Patent.

(d) Pursuant to the Non-Encumbrance Agreement: (i) Borrower shall agree not to allow any Lien to be created (other than a Permitted Lien) on any interest of Borrower in owned or leased real property of Borrower; and (ii) each Domestic Subsidiary (other than RTI Donor Services) shall agree not to allow any Lien to be created (other than a Permitted Lien) on any interest of such Domestic Subsidiary in owned or leased real property of such Domestic Subsidiary.

(e) Pursuant to the Securities Pledge Agreement, Borrower and each Subsidiary of Borrower owning any Capital Stock in a Subsidiary that is not a Domestic Subsidiary shall pledge to Administrative Agent, for the benefit of Lenders, a first priority security interest in and to sixty-five percent (65%) of the Capital Stock of any Subsidiary of Borrower that is not a Domestic Subsidiary.

2.16 [Intentionally omitted.]

2.17 Replacement of Lenders. Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 2.14, (b) is a Defaulting Lender, or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each Lender or each Lender affected thereby (provided that at least Required Lenders’ consent to such proposed amendment, supplement, modification, consent or waiver has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) Borrower shall be liable to such replaced Lender under Section 9.4 if any Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution shall be satisfactory to the Administrative Agent in its sole and absolute discretion, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.11, (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.10 or 2.14, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, without limiting any other rights Borrower may have against such Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Unused Revolving Credit of such Defaulting Lender pursuant to Section 2.9(b); and

(b) the Advances and Revolving Credit commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification); provided that (i) such Defaulting Lender’s Revolving Credit commitment may not be increased or extended without its consent, (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent, and (iii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other Lenders or affected Lenders, as the case may be, shall require the consent of such Defaulting Lender.

SECTION 3

CLOSING AND CONDITIONS PRECEDENT TO ADVANCES

Closing under this Agreement is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Administrative Agent and Lenders):

3.1 Resolutions, Opinions, and Other Documents. Borrower shall have delivered, or caused to be delivered to Administrative Agent the following:

(a) this Agreement, the Notes, the Security Documents and each of the other Loan Documents, all properly executed;

(b) financing statements and each of the other documents to be executed and/or delivered by Borrower or any other Person pursuant to this Agreement;

(c) certified copies of (i) resolutions of Borrower’s and each applicable Subsidiary’s board of directors or managing members (as applicable) authorizing the execution, delivery and performance of this Agreement, the Notes to be issued hereunder and each of the other Loan Documents required to be delivered by any Section hereof and (ii) Borrower’s and each applicable Subsidiary’s articles or certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable;

(d) an incumbency certificate for Borrower identifying all Authorized Officers, with specimen signatures;

(e) a written opinion of Borrower’s independent counsel addressed to Administrative Agent for the benefit of the Lenders and opinions of such other counsel as Administrative Agent deems reasonably necessary;

(f) certification by the president of Borrower that there has not occurred any Pre-Closing Material Adverse Effect;

(g) payment by Borrower of all fees including, without limitation, the Revolving Credit Closing Fee, the Term Loan Closing Fee and Expenses associated with the Loans;

(h) completed Lien searches;

(i) insurance certificates and policies as required under Section 5.2;

(j) an initial Borrowing Certificate dated the Closing Date;

(k) certification by the president of Borrower that the acquisition of Pioneer Surgical Technologies pursuant to the terms and conditions of the Pioneer Surgical Technologies Merger Agreement has closed; and

(l) certification by the president of Borrower that the purchase and issuance of the Preferred Stock to WSHP Biologics Holdings pursuant to the terms and conditions of the Preferred Stock Investment Agreement has closed.

3.2 Absence of Certain Events. Except for any Default or Event of Default that would not constitute a Pre-Closing Material Adverse Effect, at the Closing Date, no Default or Event of Default hereunder shall have occurred and be continuing.

3.3 Warranties and Representations at Closing. The warranties and representations contained in Section 4 shall be true and correct in all material respects on the Closing Date with the same effect as though made on and as of that date except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects); provided, however, that the only such representations and warranties required to be made by Borrower related to Pioneer Surgical Technologies are those representations and warranties actually made by Pioneer Surgical Technologies that are true and correct as of the Closing Date pursuant to the Pioneer Surgical Technologies Merger Agreement.

3.4 Compliance with this Agreement. Except for such as would not constitute a Pre-Closing Material Adverse Effect, Borrower shall have performed and complied with all agreements, covenants and conditions contained herein including, without limitation, the provisions of Sections 5 and 6, which are required to be performed or complied with by Borrower before or at the Closing Date.

3.5 Officers’ Certificate. Administrative Agent shall have received a certificate dated the Closing Date and signed by the chief financial officer of Borrower certifying that all of the conditions specified in this Section 3 have been fulfilled.

3.6 Closing. Subject to the conditions of this Section 3, the Loans shall be made available on such date (the “Closing Date”) and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof (the “Closing”) in Jacksonville, Florida.

3.7 Waiver of Rights. By completing the Closing hereunder, or by making Advances hereunder, Administrative Agent and Lenders do not thereby waive a breach of any warranty or representation made by Borrower hereunder or under any agreement, document, or instrument delivered to Administrative Agent on behalf of Lenders or otherwise referred to herein, and any claims and rights of Lender resulting from any breach or misrepresentation by Borrower are specifically reserved by Administrative Agent and Lenders.

3.8 Conditions for Advances. The making of Advances under the Revolving Credit in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Administrative Agent) following the Closing Date:

(a) This Agreement and each of the other Loan Documents shall be effective;

(b) No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which could reasonably be expected to have a Post-Closing Material Adverse Effect;

(c) No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

(d) Each Advance is within and complies with the terms and conditions of this Agreement including, without limitation, the notice provisions contained in Section 2.3;

(e) No Lien (other than a Permitted Lien) has been imposed on Borrower or any of its Subsidiaries; and

(f) Each representation and warranty set forth in Section 4 and any other Loan Document in effect at such time (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent and each Lender to complete the Closing and make the initial Advances under the Revolving Credit and Loans to Borrower, Borrower warrants and represents to Administrative Agent and each Lender that:

4.1 Organization and Validity.

(a) Borrower (i) is a corporation, duly organized and validly existing under the laws of the State of Delaware, (ii) has the appropriate power and authority to operate its business and to own its Property and (iii) is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each state where the nature and extent of its business requires qualification, except where the failure to so qualify does not and could not reasonably be expected to have a Material Adverse Effect.

(b) The making and performance of this Agreement and the other Loan Documents will not violate any Requirement of Law, or the charter, minutes or bylaw provisions of Borrower, or violate or result in a default (immediately or with the passage of time) under any material contract, agreement or instrument to which Borrower is a party, or by which Borrower is bound. Borrower is not in violation of any term of any material agreement or instrument to which it is a party or by which it may be bound which violation has or could reasonably be expected to have a Material Adverse Effect, or of its charter, minutes or bylaw provisions, or of Borrower’s operating agreement or partnership agreement, as applicable.

(c) Borrower has all requisite power and authority to enter into and perform this Agreement and to incur the obligations herein provided for, and has taken all proper and necessary action to authorize the execution, delivery and performance of this Agreement, and the other Loan Documents as applicable.

(d) This Agreement, the Notes to be issued hereunder, and all of the other Loan Documents, when delivered, will be valid and binding upon Borrower, and enforceable in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.2 Places of Business. As of the Closing Date, the only places of business of Borrower and each of its Subsidiaries, and the places where each of Borrower and its Subsidiaries keeps and intends to keep its Property, are at the addresses shown on Schedule 4.2. Schedule 4.2 also lists each jurisdiction in which Borrower and each Subsidiary is duly qualified to transact business as of the Closing Date. With respect to each of the place of business listed on Schedule 4.2, Borrower or such Subsidiary is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in the state in which such place of business is located, except where the failure to so qualify could not reasonable be expected to have a Material Adverse Effect.

4.3 Pending Litigation. Except as set forth on Schedule 4.3:

(a) There are no judgments or judicial or administrative orders or proceedings pending, or to the knowledge of Borrower, threatened, against Borrower or any of its Subsidiaries in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(b) To the knowledge of Borrower, there are no investigations (administrative, civil or criminal) pending or threatened against Borrower or any of its Subsidiaries in any court or before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of Borrower, no shareholder or executive officer of Borrower or any of its Subsidiaries has been indicted in connection with or convicted of engaging in any criminal conduct, or is currently subject to any lawsuit or proceeding or under investigation in connection with any anti-racketeering or other conduct or activity which may result in the forfeiture of any property to any Governmental Authority.

4.4 Title to Properties. Except as set forth on Schedule 4.4, Borrower and each of its Subsidiaries has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it owns, free from Liens and free from the claims of any other Person, except for Permitted Liens.

4.5 Governmental Consent. Except as set forth on Schedule 4.5, neither the nature of Borrower or any of its Subsidiaries or of Borrower’s or any of its Subsidiaries’ business or Property, nor any relationship between Borrower or any of its Subsidiaries and any other Person, nor any circumstance affecting Borrower or any of its Subsidiaries in connection with the issuance or delivery of this Agreement, the Notes or any other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of Borrower, except where a consent, approval, authorization, filing, registration or qualification has been obtained or where the failure to do so could not have reasonably expected to have a Material Adverse Effect.

4.6 Taxes. All material tax returns required to be filed by Borrower and its Subsidiaries in any jurisdiction have been filed or extended, and all taxes, assessments, fees and other governmental charges upon Borrower or any of its Subsidiaries, or upon any of its Property, income or franchises, which are shown to be due and payable on such returns have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP and as to which no Lien has been entered. Except as set forth on Schedule 4.6, as of the Closing Date, Borrower is not aware of any proposed additional tax assessment or tax to be assessed against or applicable to Borrower or any of its Subsidiaries.

4.7 Financial Statements. The annual audited consolidated (if applicable) balance sheet of Borrower as of December 31, 2012, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date accompanied by reports thereon from Borrower’s independent certified public accountants (complete copies of which have been delivered to Administrative Agent), and the interim consolidated (if applicable) balance sheet of Borrower as of March 31, 2013, and the related statements of profit and loss, stockholder’s equity and cash flow as of such date have been prepared in accordance with GAAP and present fairly the financial position of Borrower as of such dates and the results of its operations for such periods. The fiscal year for Borrower ends on December 31. Borrower’s federal tax identification number and state organizational identification number for UCC purposes are as shown on the Perfection Certificate for Borrower and each Guarantor.

4.8 Full Disclosure. The financial statements referred to in Section 4.7 do not, nor does any other written statement of Borrower to Lender in connection with the negotiation of the Loans, contain, to the knowledge of Borrower, any untrue statement of a material fact. Such statements do not omit a material fact, the omission of which would make the statements contained therein misleading.

4.9 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Schedule 4.9. All of the outstanding Capital Stock of each of Borrower’s Subsidiaries has been validly issued, is fully paid and nonassessable and is owned by Borrower or the applicable Subsidiary and in the amounts, each as specified on Schedule 4.9, and free and clear of all Liens except those created under the Security Documents.

4.10 Government Regulations.

(a) The use of the proceeds of and Borrower’s issuance of the Notes will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Borrower does not own or intend to carry or purchase any “margin stock” within the meaning of said Regulation U.

(b) Except as set forth on Schedule 4.10(b), Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

4.11 Employee Benefits. Except as set forth on Schedule 4.11:

(a) As of the date hereof, no employee benefit pension plan as defined in Section 3(2) of ERISA which is covered by Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA and which is maintained by Borrower or any Subsidiary of Borrower or under which Borrower or any Subsidiary of Borrower could have any liability under ERISA (a “Pension Plan”) (i) has failed to meet the minimum funding standards established in Section 302 of ERISA, (ii) has failed to comply in a material respect with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder except where a failure to so comply is not reasonably expected to result in a material liability to Borrower, (iii) has engaged in or been involved in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code which would be reasonably expected to subject Borrower to any material liability, or (iv) has been terminated if such termination would subject Borrower to any material liability.

(b) Neither Borrower nor any Subsidiary of Borrower has assumed, or received notice of a claim asserted against Borrower or any Subsidiary of Borrower for, withdrawal liability (as defined in Section 4207 of ERISA) with respect to any “multi-employer pension plan” within the meaning of Section 3(37) of ERISA), either as a participating employer or as a member of any Controlled Group (as defined in ERISA).

(c) Borrower and each Subsidiary of Borrower has timely made all contributions when due with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower or any Subsidiary of Borrower for withdrawal liability pursuant to Title IV of ERISA with respect to any multi-employer pension plan in which Borrower participates.

(d) All Pension Plans and multi-employer pension plans in which Borrower or any Domestic Subsidiary of Borrower participates are shown on Schedule 4.11.

4.12 Business Interruptions. Except as set forth on Schedule 4.12:

(a) Within five (5) years prior to the date hereof, none of the business, Property or operations of Borrower or any Subsidiary of Borrower have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against Borrower or any Subsidiary of Borrower.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, there are no pending or, to Borrower’s knowledge, threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting Borrower or any Subsidiary of Borrower. No labor contract of Borrower or any Subsidiary of Borrower is scheduled to expire prior to the Revolving Credit Maturity Date.

4.13 Intellectual Property. Except as set forth on Schedule 4.13:

(a) Borrower and/or each Subsidiary owns, or is licensed or otherwise possesses legal rights under all Intellectual Property, and all patents, patent applications, trademarks, trade names, service marks, trade dress, copyrights, domain names, mask works, schematics, technology, know-how, trade secrets, confidential information, customer lists, technical information, technical data, process technology, plans, drawings and blue prints, inventions, algorithms, devices, systems, processes, computer software programs and applications to the extent the same are used in and are material to the respective businesses of Borrower and/or any Subsidiary.

(b) Schedule 4.13 lists, as of the Closing Date, all: (i) patents, patent applications (“Patent Rights”), registered and common law trademarks and service marks, and registered copyrights owned by Borrower and/or each Subsidiary (“Scheduled Intellectual Property”), including where applicable the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) written licenses, sublicenses and other agreements as to which Borrower or any Subsidiary is a party and pursuant to which any Person is authorized to use any Intellectual Property owned by Borrower other than Standard Outbound IP Licenses; (iii) written licenses, sublicenses and other agreements to which Borrower or any Subsidiary is a party and pursuant to which Borrower or any Subsidiary is authorized to use any third party’s Intellectual Property (other than, with respect to such software, off-the-shelf commercial or shrinkwrap software or open source software) (“Third Party Intellectual Property Rights”) that are incorporated or used in any product or service of Borrower and/or each Subsidiary or which are material to their respective operations other than Standard Inbound IP Licenses; and (iv) all agreements to which Borrower or any Subsidiary is a party that provide for an optional or contingent license, sublicense or other agreement as described in clauses (ii) or (iii) above in this Section 4.13(b).

(c) To Borrower’s knowledge, all Scheduled Intellectual Property material to its operations is valid, enforceable, has been duly maintained, is in full force and effect, and has not been cancelled, expired or abandoned.

(d) None of the Patent Rights were developed under a funding agreement with the Government of the United States of America or with any state governments, pursuant to which the government of the United States of America or any state governments has rights relative thereto.

(e) Neither Borrower nor any Subsidiary has received any notice from, or demand or claim by, any third party that any of the Intellectual Property material to its operations, including any Patent Rights are not solely owned by Borrower or any Subsidiary of Borrower or that the Patent Rights are subject to a license.

(f) No allowable or allowed subject matter of the Patent Rights listed in Schedule 4.13 owned or held by Borrower or any Subsidiary, in whole or in part, is subject to any competing or interfering claims by any third party (but excluding any patent claims issued to any third parties by the United States Patent and Trademark Office), or claims of ownership by any third party. To the knowledge of Borrower, no allowable or allowed subject matter of the Patent Rights listed in Schedule 4.13 subject to any exclusive license held by Borrower or any Subsidiary, in whole or in part, is subject to any competing or interfering claims by any third party (but excluding any patent claims issued to any third parties by the United States Patent and Trademark Office), or claims of ownership by any third party. No allowable or allowed subject matter of such Patent Rights has been the subject of any interference, re-examination or opposition proceedings or any other post-grant proceedings and, to Borrower’s knowledge, there is no reasonable basis for any such interference, reexamination or opposition proceedings or any other post-grant proceedings.

(g) Borrower has taken all action necessary to maintain the enforceability and registration of all Scheduled Intellectual Property material to the operation of Borrower and/or each Subsidiary.

(h) All annuities, maintenance fees or other fees necessary to maintain the pendency or right to assert the Patent Rights and Trademarks due on or before the date hereof have been paid according to proper entity status in the relevant jurisdiction.

(i) The registrations to Patent Rights and Trademarks material to its operations are in good standing and none of the Patent Rights or Trademarks have lapsed, been disclaimed or otherwise voluntarily limited in scope, or been dedicated to the public.

(j) Neither Borrower nor any Subsidiary has received any invitation to license or written charge, complaint, claim, demand or notice that Borrower or any Subsidiary has infringed, misappropriated, or acted in conflict with any of the Intellectual Property material to its operations owned by any third party. To Borrower’s knowledge, neither Borrower nor any Subsidiary has infringed, misappropriated, or acted in conflict with any of the Intellectual Property material to its operations owned by any third party.

(k) To Borrower’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights, in any such case, material to its operations, of Borrower and/or any Subsidiary, or any Third Party Intellectual Property Rights material to its operations to the extent exclusively licensed to Borrower and/or any Subsidiary, by any third party, including any employee or former employee of Borrower and/or any Subsidiary.

(l) Neither Borrower nor any Subsidiary has, in the three (3) years preceding the date of this Agreement, sent to or contemplated sending to any third party any written charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by Borrower and/or any Subsidiary and material to its operations, nor (to Borrower’s knowledge) is any such infringement, misappropriation, or conflict occurring or threatened nor is Borrower aware of any.

(m) Neither Borrower nor any Subsidiary is, nor will be, as a result of the execution and delivery of this Agreement by Borrower, or the performance of its obligations hereunder, in material breach of any license, sublicense or other agreement.

(n) Borrower has entered into written confidentiality agreements with all employees and third parties to whom Borrower and/or any Subsidiary has disclosed material Borrower-owned confidential Intellectual Property, except where a failure to do so would not have a Material Adverse Effect.

(o) Borrower has not obtained any opinions from its inside or outside legal counsel that any of the material products infringe one or more claims of any third party Intellectual Property.

4.14 Regulatory Compliance. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.14:

(a) As to Borrower and each of its Subsidiaries, Affiliates and agents, and as to each product subject to the Federal Food, Drug and Cosmetic Act of 1938, and the Public Health Service Act Section 361, as amended, and the regulations of the Food and Drug Administration (the “FDA”) promulgated thereunder (the “FDCA”) or similar Requirements of Law (each such product, a “Medical Device,” a “Biologic,” a “Drug,” or “Human Tissue Intended for Transplantation,” as the case may be, and collectively “Regulated Products”)) that is or has been developed, manufactured, tested, distributed or marketed by Borrower and its Subsidiaries, Affiliates and agents are in material compliance with, and each such Regulated Product is being developed, manufactured, tested, distributed and/or marketed in material compliance with, all applicable requirements under the FDCA and other applicable Requirements of Law, including 21 C.F.R. Parts 1270 and 1271 (regulation of Human Cellular and Tissue Products, or HCTP’s), 21 C.F.R. Part 820 (regulation of Medical Devices), the United States National Organ Transplant Act, 42 U.S.C. §274e, the licensing requirements and other applicable Requirements of Law of the several states of the United States, European Union Directives, Medical Device Directive 93/42/EC, EU Directive 2004/23/EC (standards of quality and safety for the donation, procurement, testing, processing, preservation, storage and distribution of human tissues and cells), applicable Requirements of Law of the various member nations of the European Union, American Association of Tissue Banking (AATB) standards, and those Requirements of Law relating to the tissue donor recovery process. Neither Borrower nor any Subsidiary has received any written communication from the FDA or any other Governmental Authority (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Borrower or any of its Subsidiaries or (ii) otherwise alleging any violation applicable to any Regulated Product by Borrower or any of its Subsidiaries, Affiliates or agents of any Requirements of Law.

(b) All material reports, documents, claims and notices required to be filed, maintained, or furnished to any Governmental Authority by Borrower or any of its Subsidiaries have been so filed, maintained or furnished.

(c) No Regulated Product of Borrower or any of its Subsidiaries has been recalled, withdrawn, suspended or discontinued by Borrower or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which Borrower has knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Regulated Product of Borrower or any of its Subsidiaries are pending against Borrower or any of its Subsidiaries nor have any such proceedings been pending at any prior time.

(d) As to each Regulated Product of Borrower or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been cleared or approved, Borrower and its Subsidiaries, Affiliates and agents are in compliance with 21 U.S.C. §§ 355, 360 and 360e, and 42 U.S.C. § 262 and 21 C.F.R. Parts 312, 314, 600, and 601, 807, 812, 814 et seq., as applicable, and similar Requirement of Law and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate are not or would not be material. As to each such Regulated Product of Borrower or any of its Subsidiaries, Borrower and the officers, employees or agents of Borrower have included in the application for such Regulated Product of Borrower or any of its Subsidiaries, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Requirement of Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Requirement of Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Borrower and its Subsidiaries, Affiliates and agents are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601 and 807 and all similar Requirements of Law.

(e) No article of any Regulated Product manufactured and/or distributed by Borrower or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Requirement of Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Requirement of Law) or (iii) a product that is in violation of 21 U.S.C. §§ 355, 360, 360e and 42 U.S.C. § 262 (or similar Requirement of Law).

(f) Neither Borrower nor any of its Subsidiaries or Affiliates nor, to the knowledge of Borrower, any officer, employee or agent of Borrower or any of its Subsidiaries or Affiliates has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority that primarily regulates Medical Devices, Biologics or Drugs, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority that primarily regulates Medical Devices, Biologics or Drugs, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Borrower nor any of its Subsidiaries or Affiliates or, to the knowledge of Borrower, any officer, employee or agent of Borrower or any of its Subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §

335a(a) or any similar Requirement of Law or authorized by 21 U.S.C. § 335a(b) or any similar Requirement of Law. Neither Borrower nor any of its Subsidiaries or Affiliates nor, to the knowledge of Borrower, any officer, employee or agent of Borrower or any of its Subsidiaries or Affiliates has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Requirement of Law.

(g) Except for FDA Warning Letter FLA-13-04 dated October 19, 2012, the circumstances and details of which Borrower represents that it has fully disclosed to Administrative Agent, neither Borrower nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Regulated Product of Borrower or any of its Subsidiaries, (ii) commenced, or threatened to initiate, any action to enjoin production of any Regulated Product of Borrower or any of its Subsidiaries, (iii) commenced, or threatened to initiate, any action to enjoin the production of any Regulated Product of Borrower or any of its Subsidiaries produced at any facility where any Regulated Product is manufactured, tested or packaged, or (iv) filed a warning letter concerning deviations from the regulations concerning any Regulated Product or the manufacture or distribution thereof.

(h) Borrower and its Subsidiaries are in full compliance with all Medical Device, Drug, Biologic and Human Tissue Intended for Transplantation reporting requirements promulgated by any Governmental Authority, including FDA, for all Regulated Products manufactured or distributed by Borrower or any of its Subsidiaries, except for failures to be in compliance with the foregoing that individually or in the aggregate are not or would not be material.

(i) Borrower and its Subsidiaries are in full compliance with the Federal Anti-Kickback Statute, 42 U.S.C.A. §§ 1320a-7b(b), the Stark Law (42 U.S.C. §§ 1395nn) and the AdvaMed Code of Ethics on Interactions with Health Care Professionals (the “AdvaMed Code”), and all of Borrower’s and its Subsidiaries’ contracts, agreements and arrangements with Health Care Professionals (as defined in the AdvaMed Code) are in full compliance with the AdvaMed Code.

4.15 Other Associations. Borrower is not engaged and has no interest in any joint venture or partnership with any other Person except as set forth in Schedule 4.15 or as otherwise permitted by Section 6.7.

4.16 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 4.16:

(a) To the best of Borrower’s knowledge after due inquiry, no Property presently owned, leased or operated by Borrower or any Subsidiary of Borrower contains, or has previously contained within the last ten (10) years, any Hazardous Substances in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) To the best of Borrower’s knowledge after due inquiry, Borrower and each Subsidiary of Borrower is in compliance, and, for the duration of all applicable statutes of limitations periods, has been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about any properties presently owned, leased, or operated by Borrower or any Subsidiary of Borrower or violation of any Environmental Law with respect to such properties which could reasonably be expected to interfere with any of their continued operations or reasonably be expected to impair the fair saleable value thereof.

(c) Neither Borrower nor any Subsidiary of Borrower has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance assessment with Environmental Laws and Borrower has no knowledge that any such notice is being overtly threatened.

(d) Hazardous Substances have not been transported or disposed of by Borrower or a Subsidiary of Borrower in a manner or to a location which are reasonably likely to give rise to liability of Borrower or any Subsidiary of Borrower under any Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending, or to the knowledge of Borrower, threatened under any Environmental Law to which Borrower or any Subsidiary of Borrower is, or to Borrower’s knowledge will be, named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding.

4.17 Regulation O. No director or executive officer of Borrower is a director, executive officer or principal shareholder of Lender. For the purposes hereof the terms “director” “executive officer” and “principal shareholder” (when used with reference to Lender), have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

4.18 Material Contracts. Set forth on Schedule 4.18 is a complete and accurate list of all Material Contracts as of the Closing Date, showing as of the date hereof, the name thereof, the parties, the subject matter and the term. Each Material Contract has been duly authorized, executed and delivered by the Borrower or applicable Subsidiary (and to Borrower’s knowledge, by the other parties thereto), is in full force and effect and is binding upon and enforceable against the Borrower and its Subsidiaries that are parties thereto (and to Borrower’s knowledge, against the other parties thereto) in accordance with its terms, except to the extent any such Material Contract expires or otherwise terminates in accordance with its terms (other than a termination as a result of breach or default).

4.19 Solvency. After giving effect to the transactions contemplated under this Agreement (including, without limitation, the acquisition of Pioneer Surgical Technologies), Borrower and its Subsidiaries, taken as a whole, are solvent, are able to pay its debts as they become due, and have capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation and at present fair saleble value greater than the amount required to pay Borrower’s debts. Borrower will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents executed in connection with this Agreement or by the transactions contemplated hereunder or thereunder.

4.20 Perfection and Priority. This Agreement and the other Loan Documents are effective to create in favor of Administrative Agent legal, valid and enforceable Liens in all right, title and interest of Borrower and the Subsidiaries in the Collateral, and when financing statements have been filed in the offices of the respective jurisdiction of organization under Borrower’s and each Subsidiary’s name, Borrower and each Guarantor will have granted to Administrative Agent and Administrative Agent will have for the benefit of Lenders perfected first priority Liens in the Collateral, superior in right to any and all other Liens, existing or future.

4.21 Commercial Tort Claims. Except as set forth on Schedule 4.21, as of the Closing Date, neither Borrower nor any Subsidiary of Borrower is a party to any Commercial Tort Claims.

4.22 Letter of Credit Rights. As of the Closing Date, neither Borrower nor any Subsidiary of Borrower has any Letter of Credit Rights.

4.23 Export Control Laws. Borrower and each Subsidiary has conducted its export transactions in material compliance with applicable provisions of United States export control laws and regulations. Without limiting the foregoing: (a) Borrower and each Subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States; (b) Borrower and each Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals; (c) there are no pending or, to the knowledge of Borrower, claims threatened in writing against Borrower or any Subsidiary with respect to such export licenses or other approvals; and (d) there are no material actions, conditions or circumstances pertaining to the Borrower’s or any Subsidiary’s export transactions that would reasonably be expected to give rise to any future claims.

4.24 Foreign Corrupt Practices Act. None of Borrower or any Subsidiary or any predecessor, or, to the knowledge of Borrower, any employee, representative or other Person associated with or acting on behalf of Borrower or any Subsidiary or any predecessor has, directly or indirectly, (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (c) established or maintained a secret or unrecorded fund, participated in or co-operated with an international boycott as defined in Section 999 of the Code, (d) violated any provision of (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules, regulations and guidance promulgated thereunder, (ii) the U.K. Bribery Act of 2010, as amended, and the rules, regulations and guidance promulgated thereunder or (iii) any other similar applicable Requirement of Law relating to corruption or bribery, or (e) made any bribe, rebate, payoff, influence, payment, kickback or other similar unlawful payment of any nature.

4.25 Anti-Terrorism Laws.

(a) Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither Borrower nor any Affiliate of Borrower, or to Borrower’s knowledge, any of its respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each, a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person who is affiliated with a Person listed above.

SECTION 5

BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants that until all of the Obligations due under the Loan Documents are paid and satisfied in full and the Revolving Credit has been terminated, that:

5.1 Payment of Taxes and Claims. Borrower and each of its Subsidiaries shall pay, before they become delinquent, all material taxes, assessments and governmental charges, or levies imposed upon it, or upon Borrower’s and each of its Subsidiaries’ Property, and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property; provided, however, that Borrower or any Subsidiary of Borrower shall not be required to pay any such tax, assessment, charge, levy, claim or demand if the amount, applicability or validity thereof, shall at the time be contested in good faith and by appropriate proceedings by Borrower or such Subsidiary, and if Borrower or such Subsidiary shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP and which deferment of payment is permissible so long as no Lien other than a Permitted Lien has been entered and the same could not reasonably be expected to have a Material Adverse Effect.

5.2 Maintenance of Properties and Insurance.

(a) Property. Borrower and each of its Subsidiaries shall maintain its Property in good condition (normal wear and tear and casualty and condemnation excepted) make all reasonably necessary renewals, replacements, additions, betterments and improvements thereto consistent with industry and past practice and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by Borrower and each of its Subsidiaries, to the extent material to its operations.

(b) Property Insurance, Public and Products Liability Insurance. Borrower and each of its Subsidiaries shall maintain insurance (i) on all insurable tangible Property against fire, flood, casualty and such other hazards (including, without limitation, extended coverage, workmen’s compensation, boiler and machinery, with inflation coverage by endorsement) and (ii) against public liability, product liability and business interruption, in each case in such amounts, with such deductibles and with such insurers as are customarily used by companies operating in the same industry as Borrower from insurers acceptable to Administrative Agent and with an AM Best rating of no lower than A-. At or prior to Closing, Borrower shall furnish Administrative Agent with duplicate original policies of insurance or such other evidence of insurance as Administrative Agent may require, and any certificates of insurance shall be issued on Accord Form-27. In the event Borrower or any of its Subsidiaries fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, Administrative Agent may do so for Borrower, but Borrower shall continue to be liable for the same. The policies of all such casualty insurance shall contain standard lender’s loss payable clauses (and, with respect to liability and interruption insurance, additional insured clauses) issued in favor of Administrative Agent on behalf of and for the benefit of Lenders under which all losses thereunder shall be paid to Administrative Agent, on behalf of and for the benefit of Lenders, as Lenders’ interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Administrative Agent and shall insure

Administrative Agent notwithstanding the act or neglect of Borrower. Insurance proceeds paid to the Administrative Agent shall be made available to permit the restoration of damage with such proceeds to all Property; provided, however, that following the occurrence and continuance of an Event of Default, Borrower hereby appoints Administrative Agent as Borrower’s and each of its Subsidiaries’ attorney-in-fact, exercisable at Administrative Agent’s option to endorse any check which may be payable to Borrower or any Subsidiary in order to collect the proceeds of such insurance on behalf of and for the benefit of Lenders, and, pursuant to the provisions of this Section 5.2(b) such proceeds may be applied by Administrative Agent, in its sole discretion, to any Obligations or to repair, reconstruct or replace the loss of or damage to Property as Administrative Agent in its discretion may from time to time determine. Borrower further covenants that all insurance premiums owing under its current policies have been paid. Borrower shall notify Administrative Agent immediately upon Borrower’s or any of its Subsidiaries’ receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

5.3 Financial Records. Borrower and each of its Subsidiaries shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its material business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. Borrower shall not change its fiscal year end date without the prior written consent of Administrative Agent.

5.4 Corporate Existence and Rights. Borrower shall do (or cause to be done) all things necessary to preserve and keep in full force and effect its and each of its Subsidiaries existence, good standing, rights and franchises, except to the extent a failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower shall (and Borrower shall cause each of its Subsidiaries to) obtain and maintain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or the conduct of its businesses.

5.5 Compliance with Laws. Borrower and each of its Subsidiaries shall: (a) be in compliance in all material respects with any and all Requirements of Law to which it is subject, whether foreign, federal, state or local, including, without limitation, Environmental Laws and Requirements of Law applicable to Regulated Products; and (b) timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against Borrower or any of its Subsidiaries or any Property of Borrower or any of its Subsidiaries, except where (i) Borrower or such Subsidiary is contesting any Requirement of Law in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.6 Business Conducted. Borrower shall continue in the business presently operated by it using its best efforts to maintain its customers and goodwill. Neither Borrower nor any of its Subsidiaries shall engage, directly or indirectly, in any material respect in any line of business substantially different from the businesses conducted by Borrower immediately prior to the Closing Date.

5.7 Litigation. Borrower shall give prompt notice to Administrative Agent of any litigation claiming in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) from Borrower or any of its Subsidiaries, or which could reasonably be expected to have a Material Adverse Effect.

5.8 Issue Taxes. Borrower and each of its Subsidiaries shall pay all taxes (other than taxes based upon or measured by any Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any lien documents. The obligations of Borrower hereunder shall survive the payment of Borrower’s Obligations hereunder and the termination of this Agreement.

5.9 Bank Accounts. As soon as reasonably practicable but in no event later than one hundred eighty (180) days following the Closing Date, Borrower and each of its Subsidiaries shall maintain its primary depository and disbursement account(s) with Administrative Agent.

5.10 Employee Benefit Plans. Borrower and each of its Subsidiaries shall (a) fund all of its Pension Plan(s) in a manner that will satisfy the minimum funding standards of Section 302 of ERISA, (b) furnish Administrative Agent, promptly upon Administrative Agent’s request, with copies of all reports or other statements filed with the United States Department of Labor, the PBGC or the IRS with respect to all Pension Plan(s), or which Borrower, or any member of a Controlled Group, may receive from the United States Department of Labor, the IRS or the PBGC, with respect to all such Pension Plan(s), and (c) promptly advise Administrative Agent of the occurrence of any reportable event (as defined in Section 4043 of ERISA, with respect to any Pension Plan, other than a reportable event for which the thirty (30) day notice requirement has been waived by the PBGC) or a non-exempt prohibited transaction (under Section 406 of ERISA or Section 4975 of the Code) with respect to any such Pension Plan(s) and for which Borrower or any of its Subsidiaries could reasonably be expected to incur a material liability, and the action which Borrower proposes to take with respect thereto. Borrower and each of its Subsidiaries will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Administrative Agent upon (x) its receipt of notice of the assertion against Borrower or any of its Subsidiaries of a claim for withdrawal liability, (y) the occurrence of any event which, to the best of Borrower’s knowledge, would trigger the assertion of a claim for withdrawal liability against Borrower or any of its Subsidiaries, and (z) upon the occurrence of any event which, to the best of Borrower’s knowledge, would be reasonably expected to trigger an indirect withdrawal liability (through a controlled group of which) Borrower or any of its Subsidiaries is a member under Title IV of ERISA, whether liquidated or contingent.

5.11 New Subsidiaries. Each newly-created or newly-acquired Domestic Subsidiary of Borrower shall, within fifteen (15) days of such creation or acquisition, become a party to the applicable Loan Documents by executing and delivering to the Administrative Agent a counterpart of a joinder agreement and providing such other documentation as the Administrative Agent shall deem reasonably appropriate for such purpose, including, without limitation, amendments to the Security Documents or any other applicable Loan Document, and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of, inter alia, the joinder agreement), all in form, content and scope reasonably satisfactory to the Administrative Agent. In such event, the Administrative Agent is hereby authorized by the parties hereto to amend Schedule 4.9 to include each such new Subsidiary.

5.12 Financial Covenants. Borrower shall maintain and comply with the following financial covenants:

(a) Minimum Fixed Charge Coverage Ratio. Borrower, on a consolidated basis, shall maintain a minimum Fixed Charge Coverage Ratio of not greater than 1.25 to 1.0, measured quarterly as of each Quarter End, on a trailing four (4) Quarter basis.

(b) Leverage Ratio. Borrower, on a consolidated basis, shall maintain a Leverage Ratio, measured as of each Quarter End, on a trailing four (4) Quarter basis, as follows: (i) for the period from the Closing Date through December 31, 2014, 2.75 to 1.0; and (ii) for the period from and after December 31, 2014, 2.5 to 1.0.

5.13 Minimum Unrestricted Cash. The Borrower, on a consolidated basis, shall maintain at all times Unrestricted Cash in an amount of at least Ten Million and 00/100 Dollars ($10,000,000.00).

5.14	Financial and Business Information. Borrower shall deliver or cause to be delivered to Lender the following:

(a) Financial Statements and Collateral Reports. Such data, reports, statements and information, financial or otherwise, as Lender may reasonably request, including, without limitation:

(i) within forty (40) days after the end of each Quarter, the consolidated and consolidating (if applicable) income and cash flow statements of Borrower and its Subsidiaries for such Quarter and for the expired portion of the fiscal year ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, and the consolidated and consolidating (if applicable) balance sheet of Borrower and its Subsidiaries as at the end of such Quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding periods of the previous fiscal year, all in reasonable detail and certified by Borrower’s chief executive officer or president to have been prepared from the books and records of Borrower;

(ii) within seventy-five (75) days after the end of each fiscal year of Borrower, the consolidated and consolidating (if applicable) income and cash flow statements of Borrower and its Subsidiaries for such year, and the consolidated and consolidating (if applicable) balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of and for the previous fiscal year, all in reasonable detail, including all supporting schedules, and audited by an independent public accounting firm acceptable to Administrative Agent, and unqualifiedly certified to have been prepared in accordance with GAAP, and such independent public accountants shall also unqualifiedly certify that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of Borrower during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes an Event of Default under Sections 5.12 and 5.13, together with copies of any management letters provided by such accountants to management of Borrower;

(iii) within fifteen (15) days of the end of each Quarter, Borrower’s accounts receivable aging report, accounts payable aging report, inventory reports and such other reports as Administrative Agent reasonably deems necessary, certified by Borrower’s chief financial officer as true and correct, all in form and substance reasonably satisfactory to Administrative Agent; and

(iv) within fifteen (15) days of filing with the applicable Government Authority, Borrower shall furnish, or shall cause to be furnished, to Administrative Agent copies of the annual federal and state income tax returns of Borrower for the immediately preceding year;

(b) Notice of Event of Default. Promptly upon becoming aware of the existence of any condition or event which constitutes a Default (if the same is continuing) or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action Borrower is taking (and proposes to take) with respect thereto;

(c) Notice of Claimed Default. Promptly upon receipt by Borrower, written notice of default given to Borrower by any creditor for Indebtedness for borrowed money with an aggregate amount in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00), otherwise holding long term Indebtedness of Borrower; and

(d) Securities and Other Reports. If Borrower shall be required to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally, and a copy of each regular or periodic report, and any registration statement, or prospectus in respect thereof, filed by Borrower with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

5.15 Officers’ Certificates. Along with the set of financial statements delivered to Administrative Agent at the end of each fiscal quarter pursuant to Section 5.14(a)(i) and the annual financial statements delivered pursuant to Section 5.14(a)(ii), Borrower shall deliver to Administrative Agent a certificate (“Covenant Compliance Certificate”) (in the form of Exhibit E) from the chief financial officer, chief executive officer or president of Borrower (and as to certificates accompanying the annual financial statements of Borrower, also certified by Borrower’s independent certified public accountant) setting forth:

(a) Event of Default. That the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his/her supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or, if any such condition or event exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

(b) Covenant Compliance. The information (including detailed calculations) required in order to establish that Borrower is in compliance with the requirements of Section 5.14 as of the end of the period covered by the financial statements delivered.

5.16 Audits and Inspection; Appraisals. Borrower shall permit any of Administrative Agent’s officers or other representatives to visit and inspect on one (1) occasion during any twelve (12)-month period (unless an Event of Default has occurred and is continuing in which case such limitation shall not be applicable)upon reasonable notice during business hours any of the locations of Borrower and each of its Subsidiaries (provided that, while an Event of Default exists, Administrative Agent may make such visits and inspections at any time without prior notice) to examine and audit all of Borrower’s Property, books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss its affairs, finances and accounts with its officers, employees and independent certified public accountants all at Borrower’s expense at the standard rates charged by Administrative Agent for such activities (including with respect to any field examinations), plus Administrative Agent’s reasonable out-of-pocket expenses (all of which amounts shall be Expenses). Administrative Agent may, in its discretion require Inventory appraisals if an Event of Default exists, at Borrower’s sole cost and expense. Appraisals shall be done by an appraiser reasonably acceptable to Administrative Agent and shall be in form and substance satisfactory to Administrative Agent.

5.17 Tax Returns, Financial Statements and Other Reports. Borrower further agrees that, if requested by Administrative Agent, it shall promptly furnish Administrative Agent with copies of all reports filed with any federal, state or local Governmental Authority.

5.18 Information to Participant. Administrative Agent may divulge to any participant, assignee or co-lender or prospective participant, assignee or co-lender it may obtain in the Revolving Credit or Term Loan or any portion thereof, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents, subject to Section 9.23.

5.19 Material Adverse Developments. Borrower agrees that promptly upon becoming aware of any development or other information outside the ordinary course of business and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Post-Closing Material Adverse Effect it shall give to Administrative Agent notice specifying the nature of such development or information and such anticipated effect.

5.20 Places of Business. Borrower shall give thirty (30) days prior written notice to Administrative Agent of any changes in the location of any of Borrower’s or any of its Subsidiaries’ respective places of business, of the places where records concerning its Accounts or where its Inventory are kept, or the establishment of any new, or the discontinuance of any existing place of business; provided that Borrower may not establish its principal place of business outside of the United States.

5.21 Commercial Tort Claims. Borrower will immediately notify Administrative Agent in writing in the event that Borrower or any its Subsidiaries becomes a party to or obtains any rights with respect to any Commercial Tort Claim with a value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00). Such notification shall include information sufficient to describe such Commercial Tort Claim, including, but not limited to, the parties to the claim, the court in which the claim was commenced, the docket number assigned to such claim, if any, and a detailed explanation of the events that gave rise to the claim. Borrower shall execute and deliver to Administrative Agent all documents and/or agreements necessary to grant Administrative Agent a security interest in such Commercial Tort Claim to secure the Obligations. Borrower authorizes Administrative Agent to file (without Borrower’s signature) initial financing statements or amendments, as Administrative Agent deems necessary to perfect its security interest in the Commercial Tort Claim.

5.22 Letter of Credit Rights. Borrower shall provide Administrative Agent with written notice of any letters of credit with a value in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) for which Borrower or any of its Subsidiaries is the beneficiary. Borrower shall execute and deliver (and use commercially reasonable efforts to cause to be executed or delivered) to Administrative Agent all documents and agreements as Administrative Agent may request in order to obtain and perfect its security interest in such Letter of Credit Rights.

5.23 Cross-Default. THE LOANS CONTEMPLATED BY THIS AGREEMENT SHALL BE CROSS-DEFAULTED WITH ALL OTHER EXISTING AND FUTURE NOTES AND OTHER LOAN DOCUMENTS FROM BORROWER TO ANY LENDER (COLLECTIVELY, THE “ADDITIONAL LOAN DOCUMENTS”), WHEREBY (a) AN EVENT OF DEFAULT UNDER ANY OF THE ADDITIONAL LOAN DOCUMENTS SHALL BE DEEMED AN EVENT OF DEFAULT UNDER THIS AGREEMENT AND ALL LOAN DOCUMENTS, AND (b) AN EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY LOAN DOCUMENTS SHALL BE DEEMED AN EVENT OF DEFAULT UNDER ALL ADDITIONAL LOAN DOCUMENTS.

SECTION 6

BORROWER’S NEGATIVE COVENANTS

Borrower covenants that until all of the Obligations due under the Loan Documents are paid and satisfied in full and the Revolving Credit has been terminated, that:

6.1 Mergers, Consolidation, and Acquisitions.

(a) Neither Borrower nor any Subsidiary shall merge, dissolve, liquidate, consolidate with or into another Person or make an Asset Sale of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or acquire all or substantially all of the assets or more than fifty percent (50%) of the Capital Stock of any other Person (or other interest that would require consolidation of the acquired Person with the Borrower under GAAP).

(b) Notwithstanding Section 6.1(a), Borrower or a Subsidiary may (x) consummate the transactions contemplated by the Pioneer Surgical Technologies Merger Agreement and (y) acquire all or substantially all the assets of a Person or line of business of such Person, or not less than fifty-one percent (51%) of the Capital Stock of a Person (referred to herein as the “Acquired Entity”); provided that, with respect to any such transaction pursuant to clause (y):

(i) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(ii) in any merger or consolidation, the surviving Person shall be either Borrower or a Subsidiary;

(iii) the business to be acquired is predominantly in the same line of business as Borrower, or in businesses reasonably related or incidental thereto;

(iv) the board of directors and (if required by applicable law) the shareholders, or the equivalent of each thereof, of the business to be acquired have approved such acquisition as evidenced by written resolutions or consents evidencing such approval;

(v) (A) in the case of an asset acquisition, all of the assets acquired shall be acquired by Borrower or by a Domestic Subsidiary, and such Domestic Subsidiary shall, within fifteen (15) days thereafter (or such longer period approved by the Administrative Agent), become a Guarantor hereunder in accordance with Section 5.11, if it is not already a Guarantor, and shall pledge (or cause to be pledged) all of its assets to the Administrative Agent for the benefit of Lenders or (B) in the case of an acquisition of one hundred percent (100%) of the Capital Stock of the acquired company, such acquired company shall, within fifteen (15) days thereafter (or such longer period approved by the Administrative Agent), become a Guarantor in accordance with Section 5.11 and shall grant a first priority security interest (or cause to be granted a first priority security interest) in all of its assets to the Administrative Agent for the benefit of the Lenders, or such acquired company shall be merged with and into Borrower or a Guarantor (which shall be the surviving entity) and (C) in all such cases, such Person shall otherwise comply with the provisions of Section 5.11 and the other provisions of this Agreement; and

(vi) the cash consideration to be paid by Borrower or the applicable Domestic Subsidiary in connection with any acquisition or series of related acquisitions (including in such cash consideration any deferred cash payments, contingent or otherwise, and the aggregate amount of all liabilities assumed or, in the case of an acquisition of the Capital Stock of the acquisition target, including all liabilities of such acquisition target shall not exceed the Maximum Acquisition and Investment Amount (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.1(b) being referred to as a “Permitted Acquisition”).

6.2 Dispositions. Neither Borrower nor any of its Subsidiaries shall make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, abandoned, or worn out or no longer useful property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of Inventory in the ordinary course of business;

(c) casualty events or condemnations to the extent such events are deemed to constitute Dispositions;

(d) compromise and settlement of accounts receivable of disputed accounts and accounts of insolvent customers to the extent such compromise and settlement is made in the ordinary course of business in amounts;

(e) Dispositions of accounts receivable for purposes of collection in the ordinary course of business;

(f) the termination of any lease, sublease, license or sublicense of real estate to which Borrower or any Subsidiary is party to the extent such real estate is no longer required by such Person in the ordinary course of its business, or the termination of any such lease, sublease, license or sublicense at the end of its applicable term;

(g) Dispositions pursuant to Standard Outbound IP Agreements; or

(h) other Dispositions of property with an aggregate value not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) during any calendar year.

6.3 Liens and Encumbrances. Neither Borrower nor any of its Subsidiaries shall: (a) execute a negative pledge agreement with any Person covering any of its Property, or (b) cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), its Property (including, without limitation, the Collateral), whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for Permitted Liens.

6.4 Transactions With Affiliates.

(a) Borrower shall not enter into any transaction with any Affiliate, including, without limitation, the purchase, sale, or exchange of Property, or the loaning or giving of funds to any Affiliate unless: (i) such Affiliate is engaged in a business substantially related to the business conducted by Borrower and the transaction is in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm’s length transactions with any Person not an Affiliate, and so long as such transaction is not prohibited hereunder; (ii) such Affiliate is a Subsidiary (other than RTI Donor Services); (iii) such transaction is the issuance of the Preferred Stock to WSHP Biologics Holdings pursuant to the Preferred Stock Investment Agreement and the other transactions contemplated by the Waterstreet Agreements; or (iv) such transaction is intended for incidental administrative purposes.

(b) Borrower shall not create or acquire any Subsidiary except (i) as otherwise provided in this Agreement or (ii) in compliance with Section 5.11.

6.5 Guarantees. Excepting the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, neither Borrower nor any of its Subsidiaries shall become or be liable, directly or indirectly, primary or secondary, matured or contingent, in any manner, whether as guarantor, surety, accommodation maker, or otherwise, for the existing or future Indebtedness of any kind of any Person, other than Permitted Indebtedness.

6.6 Distributions, Bonuses and Other Indebtedness. Except for Distributions on the Preferred Stock in accordance with this Agreement and Distributions by any Subsidiary of Borrower to Borrower or a Domestic Subsidiary of Borrower, Borrower shall not: (a) declare or pay or make any forms of Distribution to holders of Borrower’s Capital Stock; (b) declare or pay any bonus compensation to its officers if an Event of Default exists or would result from the payment thereof; (c) hereafter incur or become liable for any Indebtedness other than Permitted Indebtedness; or (d) make any payments on Subordinated Debt, if any, not permitted by the applicable Subordination Agreement. The previous provisions to the contrary notwithstanding, the Borrower shall have the right to make Distributions to holders of Borrower’s Capital Stock upon the prior written consent of the Administrative Agent.

6.7 Loans and Investments. Neither Borrower nor any of its Subsidiaries shall make or have outstanding loans, advances, extensions of credit or capital contributions to, or investments in, any Person other than: (a) Permitted Investments; (b) Standard Inbound IP Agreements; (c) loans to Borrower or to Subsidiaries of Borrower; (d) Investments otherwise permitted under Section 6.1(b); (e) loans to employees of Borrower and its Subsidiaries existing on the Closing in an aggregate amount of less than One Million and 00/100 Dollars ($1,000,000.00); and (f)Permitted Capital Stock Investment so long as the cash consideration to be paid by Borrower or the applicable Subsidiary in connection with such Permitted Capital Stock Investment does not exceed the Maximum Acquisition and Investment Amount; provided, Borrower shall grant to Administrative Agent a first priority security interest in the Capital Stock acquired as part of such Permitted Capital Stock Investment.

6.8 Use of Name of Lenders. Neither Borrower nor any of its Subsidiaries shall use Administrative Agent’s or any Lender’s name in connection with any of its business operations. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Administrative Agent or any Lender.

6.9 Miscellaneous Covenants.

(a) Neither Borrower nor any of its Subsidiaries shall become a party to any contract or agreement which at the time of becoming a party to such contract or agreement would (i) invalidate any of the Loan Documents or (ii) cause an Event of Default under Sections 5.12 or 5.13 (as measured as of the time of becoming a party to such contract or agreement).

(b) Neither Borrower nor any of its Subsidiaries shall carry or purchase any “margin stock” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

6.10 Jurisdiction of Organization. Borrower shall not change its jurisdiction of organization.

6.11 Preferred Stock. Borrower shall not amend its Certificate of Incorporation, including, without limitation, the Preferred Stock Certificate of Designation, as in effect of the Closing Date in a manner materially adverse to any Lender.

SECTION 7

DEFAULT

7.1 Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a) Payments. If Borrower fails to make any payment of principal or interest under the Obligations within three (3) Business Days of the date such payment is due and payable; or

(b) Other Charges. If Borrower fails to pay any other charges, fees, Expenses or other monetary obligations owing to Lenders arising out of or incurred in connection with this Agreement within three (3) Business Days of the date such payment is due and payable; or

(c) Loan Document Defaults. If Borrower or any other Person (other than any Lender) party to a Loan Document fails to perform, comply with or observe any covenant or undertaking contained in any Loan Document and (other than with respect to the covenants contained in Sections 5.11 and 5.12 and Section 6 (excluding Section 6.9(a)) for which no cure period shall exist), such failure continues for fifteen (15) days (or in the case of Section 6.9(a), thirty (30) days) after a responsible officer of Borrower has actual knowledge thereof; or

(d) Uninsured Loss. If there shall occur any uninsured damage to or loss, theft, or destruction in excess of Two Million and 00/100 Dollars ($2,000,000.00) in the aggregate with respect to any portion of any Property of Borrower; or

(e) Warranties or Representations and Financial Statements. If any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Agreement, the other Loan Documents or in any document statement, report, financial statement, certificate, agreement or instrument furnished in compliance with, relating to, or in reference to this Agreement, is false, erroneous, or misleading in any material respect when made; or

(f) Agreements with Others. (i) If Borrower shall default beyond any grace period in the payment of principal or interest of any Indebtedness of Borrower with a principal amount in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00); or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of any such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment; or

(g) Other Agreements with Lender. If Borrower breaches or violates the terms of, or if a default (and expiration of any applicable cure period), or an Event of Default, occurs under, any Interest Hedging Instrument or any other existing or future agreement (related or unrelated) (including, without limitation, the other Loan Documents) between Borrower and Lender; or

(h) Judgments. If any final judgment for the payment of money in excess of One Million and 00/100 Dollars ($1,000,000.00) in the aggregate (i) which is not paid or fully covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

(i) Assignment for Benefit of Creditors. If Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

(j) Bankruptcy, Dissolution. Upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such thirty (30) day period, Lender shall not be obligated to make Advances hereunder and Lender may seek adequate protection in any bankruptcy proceeding; or

(k) Receiver. Upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for any Borrower or for Borrower’s Property; or

(l) Termination of Business. If Borrower ceases any material portion of its business operations as presently conducted; or

(m) Pension Benefits. If Borrower fails to comply with ERISA so that proceedings are commenced to appoint a trustee under ERISA to administer Borrower’s employee plans or the PBGC institutes proceedings to appoint a trustee to administer such plan(s), or a Lien is entered against the Borrower to secure any funding deficiency or claim or a “reportable event” as defined under ERISA occurs (for which notice has not been waived by the PBGC) and any such event or occurrence that results in a Material Adverse Effect; or

(n) Investigations. Borrower has engaged in any type of activity which results in the forfeiture of any material property of Borrower to any governmental entity, federal, state or local; or

(o) Change of Control. If there shall occur a Change of Control; or

(p) Liens. If any Lien in favor of Lender on a material part of the Collateral shall cease to be valid, enforceable and perfected and prior to all other Liens other than Permitted Liens or if Borrower or any Governmental Authority shall assert any of the foregoing.

7.2 Rights and Remedies on Default.

(a) In addition to all other rights, options and remedies granted or available to Administrative Agent on behalf of Lenders under this Agreement or the Loan Documents (each of which is also then exercisable by Administrative Agent), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of a Default or an Event of Default, Lender may, in its discretion, withhold or cease making Advances under the Revolving Credit.

(b) In addition to all other rights, options and remedies granted or available to Administrative Agent on behalf of Lenders under this Agreement or the Loan Documents (each of which is also then exercisable by Administrative Agent on behalf of Lenders), or otherwise available at law or in equity, upon or at any time after the occurrence and during the continuance of an Event of Default Administrative Agent on behalf of Lenders may, in its discretion, terminate the Revolving Credit and declare the Obligations (other than any Obligations arising under an Interest Hedging Instrument) immediately due and payable, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in Sections 7.1(i), (j) or (k) shall automatically cause an acceleration of the Obligations (other than any Obligations arising under an Interest Hedging Instrument).

(c) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Administrative Agent on behalf of Lenders), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default, upon Administrative Agent’s request, Borrower shall establish a lockbox with Administrative Agent through which Borrower and its Subsidiaries shall instruct all Account Debtors to make payment on Accounts. Borrower shall execute such agreements as Administrative Agent may require, to establish the lockbox.

(d) In addition to all other rights, options and remedies granted or available to Lender under this Agreement or the Loan Documents (each of which is also then exercisable by Administrative Agent on behalf of Lenders), or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence and continuation of an Event of Default (other than the rights with respect to clause (iv) below which Administrative Agent may exercise at any time after an Event of Default and regardless of whether there is an acceleration), Lender may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents permitted to be exercised after the occurrence of an Event of Default, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) The right to take possession of, send notices regarding and collect directly the Collateral, with or without judicial process (including without limitation the right to notify the United States postal authorities to redirect mail addressed to Borrower to an address designated by Administrative Agent); or

(ii) By its own means or with judicial assistance, enter Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities or other sums, and Borrower shall not resist or interfere with such action; or

(iii) Require Borrower at Borrower’s expense to assemble all or any part of the Collateral (other than real estate or fixtures) and make it available to Administrative Agent at any place designated by Administrative Agent; or

(iv) The right to reduce or modify the Maximum Revolving Credit Limit or to modify the terms and conditions upon which Lender may be willing to consider making Advances under the Revolving Credit or to take additional reserves against the Revolving Credit; or

(v) The right to enjoin any violation of Section 7.1, it being agreed that each Lender’s remedies at law are inadequate.

(e) Borrower hereby agrees that a notice received by it at least seven (7) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable inventory or Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Administrative Agent on behalf of Lender without prior notice to Borrower. Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the

Collateral, after the occurrence of an Event of Default hereunder. Administrative Agent shall have no obligation to clean up or prepare the Collateral for sale. If Administrative Agent sells any of the Collateral upon credit, Borrower will only be credited with payments actually made by the purchaser thereof, that are received by Administrative Agent on behalf of Lenders. Administrative Agent may, in connection with any sale of the Collateral specifically disclaim any warranties of title or the like.

7.3 Nature of Remedies. All rights and remedies granted Administrative Agent on behalf of Lenders under this Agreement and under the Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Administrative Agent may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon or at any time after the occurrence of an Event of Default, may proceed against Borrower, at any time, under any agreement, with any available remedy and in any order.

7.4 Set-Off. In addition to all other rights, options and remedies granted or available to Administrative Agent on behalf of Lenders under this Agreement or the Loan Documents (each of which is also then exercisable by Lender), upon or at any time after the occurrence and during the continuance of an Event of Default, Administrative Agent on behalf of Lenders (and any participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off against any bank account of Borrower with any Lender, or of Borrower with any other subsidiary of Lenders or Bank Affiliate or any participant and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder. If any bank account of Borrower with any Lender, any other subsidiary of such Lender or any Bank Affiliate or any participant is attached or otherwise liened or levied upon by any third party, such Lender (and such participant) shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or amount thus set-off against any of Borrower’s Obligations hereunder.

SECTION 8

ADMINISTRATIVE AGENT

8.1 Appointment. Lenders hereby irrevocably designate and appoint Administrative Agent as administrative agent to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

8.2 Nature of Duties.

(a) The Administrative Agent, the Joint Lead Arrangers, and the Book Runners shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Joint Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 8.6. Without limitation of the foregoing, each Joint Lead Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

8.3 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

8.4 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

8.5 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

8.6 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

8.7 Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to Borrower or any Affiliate of Borrower (or any Person engaged in a similar business with Borrower or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from Borrower or any Affiliate of Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

8.8 Holders. Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

8.9 Resignation by the Administrative Agent.

(a) Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving fifteen (15) Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default then exists, Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor administrative agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor administrative agent shall not have been so appointed within such fifteen (15)-Business Day period, Administrative Agent, with the consent of Borrower (which consent shall not be unreasonably withheld or delayed, provided that Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor administrative agent who shall serve as administrative agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided above.

(d) If no successor administrative agent has been appointed pursuant to clause (b) or (c) above by the twentieth (20th) Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of Administrative Agent pursuant to this Section 8.9, the administrative agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 8 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

8.10 Collateral Matters.

(a) Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the benefit of the Lenders. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of this Agreement and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with this Agreement, (iii) if approved, authorized or ratified in writing by the Required Lenders or as otherwise may be expressly provided in the relevant documentation granting such Lien.

(c) Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 8.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due Administrative Agent under this Section 8.10(d). The agreements in this Section 8.10(d) shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations.

8.11 Delivery of Information. Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Administrative Agent from Borrower or any of its Subsidiaries, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 9

MISCELLANEOUS

9.1 Governing Law. THIS AGREEMENT, AND ALL MATERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL RELATED AGREEMENTS AND DOCUMENTS, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF FLORIDA. THE PROVISIONS OF THIS AGREEMENT AND ALL OTHER AGREEMENTS AND DOCUMENTS REFERRED TO HEREIN ARE TO BE DEEMED SEVERABLE, AND THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION SHALL NOT AFFECT OR IMPAIR THE REMAINING PROVISIONS WHICH SHALL CONTINUE IN FULL FORCE AND EFFECT.

9.2 Integrated Agreement. The Notes, the other Loan Documents, all related agreements, and this Agreement shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lenders’ rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment thereto and shall control.

9.3 Waiver. No omission or delay by Lender in exercising any right or power under this Agreement or any related agreements and documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to Borrower no waiver will be valid unless in writing and signed by Administrative Agent and Lenders and then only to the extent specified.

9.4 Indemnity.

(a) Borrower releases and shall indemnify, defend and hold harmless Administrative Agent and each Lender and each of its respective officers, employees and agents, of and from any claims, demands, liabilities, obligations, judgments, injuries, losses, damages and costs and expenses (including, without limitation, reasonable legal fees) resulting from (i) acts or conduct of Borrower under, pursuant or related to this Agreement and the other Loan Documents, (ii) Borrower’s breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, (iii) Borrower’s failure to comply with any Requirement of Law, and (iv) any claim by any other creditor of Borrower against Administrative Agent or any Lender arising out of any transaction whether hereunder or in any way related to the Loan Documents and all costs, expenses, fines, penalties or other damages resulting therefrom, except to the extent resulting from acts or conduct of Administrative Agent or any Lender constituting willful misconduct or gross negligence.

(b) Promptly after receipt by an indemnified party under Section 9.4(a) of notice of the commencement of any action by a third party, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof. The omission so to notify the indemnifying party shall relieve the indemnifying party from any liability which it may have to any indemnified party under such subsection only if the indemnifying party is unable to defend such actions as a result of such failure to so notify. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under Section 9.4(a) for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

9.5 Time. Whenever Borrower shall be required to make any payment, or perform any act, on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in Borrower’s performance under all provisions of this Agreement and all related agreements and documents.

9.6 Expenses of Lender. At Closing and from time to time thereafter, Borrower will pay, upon demand of Administrative Agent, all reasonable costs, fees and expenses of Administrative Agent and each Lender in connection with (a) the analysis, negotiation, preparation, execution, administration, delivery and termination of this Agreement, and other Loan Documents and the documents and instruments referred to herein and therein, and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective, search costs, the reasonable fees, expenses and disbursements of counsel for Administrative Agent, any fees or expenses incurred by Administrative Agent or any Lender under Section 5.11 for which Borrower is obligated thereunder, and reasonable charges of any expert consultant to Administrative Agent, (b) the enforcement of Administrative Agent’s and each Lender’s rights hereunder, or the collection of any payments owing from Borrower under this Agreement or the other Loan Documents or the protection, preservation or defense of the rights of Administrative Agent and each Lender hereunder and under the other Loan Documents, and (c) any refinancing or restructuring of the credit arrangements provided under this Agreement and other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for Administrative Agent and, with respect to clauses (b) and (c), reasonable allocated costs of internal counsel) (collectively, the “Expenses”).

9.7 Brokerage. This transaction was brought about and entered into by Administrative Agent, Lenders and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Borrower represents that it has not committed Administrative Agent or any Lender to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on Administrative Agent or any Lender by any broker, finder or agent or other person, Borrower hereby indemnifies, defends and saves such party harmless against such claim and further will defend, with counsel satisfactory to Administrative Agent, any action or actions to recover on such claim, at Borrower’s own cost and expense, including such party’s reasonable counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in such party’s favor, the amount demanded shall be deemed an Obligation of Borrower under this Agreement.

9.8 Notices.

(a) Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person to the person listed below or if sent by telecopy or by nationally recognized overnight courier, as follows, unless such address is changed by written notice hereunder:

If to Administrative Agent to:	TD Bank, N.A.
9715 N. Gate Parkway
Jacksonville, Florida 32246
Attention: Mike Nursey
Telecopy No. 904-265-0295

With copies to:	Rogers Towers, P.A.
1301 Riverplace Blvd., Suite 1500
Jacksonville, Florida 32207
Attention: Charles R. Curley, Jr. and Timothy F. May
Telecopy No. 904-396-0663

If to Lenders to:	To the addresses set forth on Exhibit A

If to Borrower to:	RTI Surgical, Inc.
11631 Research Circle
Alachua, Florida 32015
Attention: General Counsel
Telecopy No.:

With copies to:	Norton Rose Fulbright
666 Fifth Avenue
New York, New York 10103-3198
Attention: Warren Nimetz
Telecopy No.: (212) 318-3400

(b) Any notice sent by Administrative Agent, any Lender, or Borrower by any of the above methods shall be deemed to be given when so received.

(c) Administrative Agent and Lenders shall be fully entitled to rely upon any telecopy transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

9.9 Headings. The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

9.10 Survival. All warranties, representations, and covenants made by Borrower herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement, shall be considered to have been relied upon by Administrative Agent and Lenders, and shall survive the delivery to Lenders of the Notes, regardless of any investigation made by Administrative Agent or any Lender or on its behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of Administrative Agent and Lenders shall constitute warranties and representations by Borrower hereunder. Except as otherwise expressly provided in this Agreement, all covenants made by Borrower hereunder or under any other agreement or instrument shall be deemed continuing until all Obligations due under the Loan Documents are satisfied in full. All indemnification obligations under this Agreement shall survive the termination of this Agreement and payment of the Obligations due under the Loan Documents for a period of two (2) years.

9.11 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Borrower may not transfer, assign or delegate any of its duties or obligations hereunder. Borrower acknowledges and agrees that any Lender may at any time, and from time to time, (a) sell participating interests in the Loans, and Lender’s rights hereunder to other financial institutions, and (b) sell, transfer, or assign the Loans and Lender’s rights hereunder, to any one or more additional banks or financial institutions, subject (as to Lender’s rights under this clause (b)) to Borrower’s written consent, which consent shall not be unreasonably withheld; provided that, no consent under this clause (b) shall be required if an Event of Default exists at the time of such sale, transfer or assignment.

9.12 Duplicate Originals. Two (2) or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.

9.13 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by Borrower and Lender.

9.14 Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

9.15 Third Parties. No rights are intended to be created hereunder, or under any related agreements or documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract with any other Person.

9.16 Discharge of Taxes, Borrower’s Obligations. Lender, in its sole discretion, shall have the right at any time, and from time to time, with at least ten (10) days prior notice to Borrower if Borrower fail to do so, to: (a) pay for the performance of any of Borrower’s obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on Borrower’s Property in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Expenses and advances shall be added to the Revolving Credit, and bear interest at the rate applicable to the Revolving Credit, until reimbursed to Lender. Such payments and advances made by Lender shall not be construed as a waiver by Lender of a Default or Event of Default under this Agreement.

9.17 Consent to Jurisdiction. Borrower, Administrative Agent and each Lender each hereby irrevocably consent to the non-exclusive jurisdiction of the Courts of the State of Florida or the United States District Court for the Middle District of Florida, Jacksonville Division in any and all actions and proceedings whether arising hereunder or under any other agreement or undertaking. Borrower waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. Borrower irrevocably agrees to service of process by certified mail, return receipt requested to the address of the appropriate party set forth herein.

9.18 Additional Documentation. Borrower shall execute and/or re-execute, and cause any Guarantor or other Person party to any Loan Document, to execute and/or re-execute and to deliver to Administrative Agent or Administrative Agent’s counsel, as may be deemed appropriate, any document or instrument signed in connection with this Agreement which was incorrectly signed, as well as any document or instrument which should have been signed at or prior to the Closing, but which was not so signed and delivered. Borrower agrees to comply with any written request by Lender within ten (10) days after receipt by Borrower of such request.

9.19 Advertisement. Administrative Agent and each Lender, in its sole discretion, shall have the right to announce and publicize the financing established hereunder, as it deems appropriate, by means and media selected by Administrative Agent or such Lender. Such publication shall include all pertinent information relating to such financing, including without limitation, the term, purpose, pricing, loan amount, name of Borrower. The form and content of the published information shall be in the sole discretion of Administrative Agent or such Lender and shall be considered the sole and exclusive property of Administrative Agent or such Lender. All expenses related to publicizing the financing shall be the sole responsibility of Administrative Agent or such Lender.

9.20 Waiver of Jury Trial. BORROWER AND ADMINISTRATIVE AGENT AND EACH LENDER EACH HEREBY WAIVE ANY AND ALL RIGHTS IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION, PROCEEDING OR COUNTERCLAIM ARISING WITH RESPECT TO RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO OR UNDER THE LOAN DOCUMENTS OR WITH RESPECT TO ANY CLAIMS ARISING OUT OF ANY DISCUSSIONS, NEGOTIATIONS OR COMMUNICATIONS INVOLVING OR RELATED TO ANY PROPOSED RENEWAL, EXTENSION, AMENDMENT, MODIFICATION, RESTRUCTURE, FORBEARANCE, WORKOUT, OR ENFORCEMENT OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS.

9.21 Consequential Damages. Neither Administrative Agent, any Lender nor any agent or attorney of Administrative Agent or any Lender shall be liable for any consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

9.22 Release of Collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (a) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with the provisions of this Agreement, or (b) under the circumstances described in the immediately following sentence. At such time as the Loans and the Obligations due under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.23 Confidentiality.

(a) The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by or on behalf of Borrower, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender or any Affiliate thereof, (ii) subject to an agreement to comply with the provisions of this Section 9.23, to any actual or prospective transferee or any direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, directors, agents, attorneys, accountants, representatives, consultants, auditors and other professional advisors or those of any of its affiliates, (iv) upon the request or demand of any Governmental Authority, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed, (viii) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (ix) if agreed by Borrower or any Subsidiary of Borrower in its sole discretion, to any other Person.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Subsidiaries and Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

[SIGNATURES TO FOLLOW ON SEPARATE PAGE]

WITNESS the due execution of this Agreement as a document under seal as of the date first written above.

RTI SURGICAL, INC., as Borrower

By:	/s/ Robert P. Jordheim
Name:	Robert P. Jordheim
Title:	EVP & CFO

(Signature Page to Second Amended and Restated Loan Agreement)

TD BANK, N.A., as Administrative Agent

By:	/s/ Mike Nursey
Name:	Mike Nursey
Title:	Regional Vice President

TD BANK, N.A., as Lender

By:	/s/ Mike Nursey
Name:	Mike Nursey
Title:	Regional Vice President

REGIONS BANK, as Lender

By:	/s/ W. Brooks Hubbard
Name:	W. Brooks Hubbard
Title:	SVP

(Signature Page to Second Amended and Restated Loan Agreement)

EXHIBIT A

LENDERS

Lender	Notice Address	Commitments and Applicable Percentages
		Term Loan		Revolving Credit
		Amount	Percentage	Amount	Percentage
TD Bank, N.A.	9715 N. Gate Parkway Jacksonville, Florida 32246 Attention: Mike Nursey Telecopy No. 904-265-0295 with copies to: Rogers Towers, P.A. 1301 Riverplace Blvd. Suite 1500 Jacksonville, Florida 32207 Attention: Charles R. Curley, Jr. and Timothy F. May Telecopy No. 904-396-0663	$37,500,000.00	62.5%	$12,500,000.00	62.5%
Regions Bank	One Nashville Place 150 4th Avenue North 10th Floor Nashville, Tennessee 37219 Attention: W. Brooks Hubbard Telecopy No.: (615) 748-8480	$22,500,000.00	37.5%	$7,500,000.00	37.5%

EXHIBIT B

FORM OF AUTHORIZATION CERTIFICATE

(Borrower Letterhead)

Date:

TD Bank, N.A., as Administrative Agent

9715 N. Gate Parkway

Jacksonville, Florida 32246

Attention:

Dear                     :

The following individuals are authorized to request loan advances against RTI Surgical, Inc., a Delaware corporation formerly known as RTI Biologics, Inc. (“Borrower”) line of credit and transfer funds from any of Borrower’s accounts per written instructions received via fax:

	Authorized Person	Title	Signature

1.

2.

3.

Acknowledged and approved:

By:
Name:
Title:

EXHIBIT E

FORM OF COVENANT COMPLIANCE CERTIFICATE

(Borrower Letterhead)

TD Bank, N.A., as Administrative Agent	Date:
9715 N. Gate Parkway
Jacksonville, Florida 32246
Attention:

The undersigned, the President of RTI Surgical, Inc., a Delaware corporation formerly known as RTI Biologics, Inc. (“Borrower”), gives this certificate to TD Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), in accordance with the requirements of Section 5.15 of that certain Second Amended and Restated Loan Agreement, dated             , 2013 (as amended, modified, supplemented or restated and in effect from time to time, the “Loan Agreement”), by and among Borrower, Lenders and the Administrative Agent. Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the consolidated balance sheets and statements of income of Borrower for the fiscal period ending             , 201  , copies of which are attached hereto, I hereby certify that:

(a)	The Fixed Charge Coverage Ratio of Borrower is ;

(b)	The Leverage Ratio of Borrower is ; and

(c)	The Unrestricted Cash of Borrower is .

Attached as Schedule A are the details underlying such financial covenant calculations.

2. No Default exists on the date hereof, other than:                      [if none, so state]; and

3. No Event of Default exists on the date hereof, other than:                      [if none, so state].

Very truly yours,

By:

Name:

Title:

EXHIBIT F

FORM OF BORROWING CERTIFICATE

(Borrower Letterhead)

TD Bank, N.A., as Administrative Agent	Date:
9715 N. Gate Parkway
Jacksonville, Florida 32246
Attention:

RTI Surgical, Inc., a Delaware corporation formerly known as RTI Biologics, Inc. (“Borrower”) hereby requests an Advance in the amount of $             pursuant to Section 2.3(b) of that certain Second Amended and Restated Loan Agreement, dated             , 2013 (as amended, modified, supplemented or restated and in effect from time to time, the “Loan Agreement”), by and among Borrower, Lenders and the Administrative Agent. Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement. The proposed date of the Advance is                     .

Borrower hereby represents and warrants to Administrative Agent and Lenders as follows:

a.	There exists no Default or Event of Default under the Loan Agreement.

b.	All representations, warranties and covenants made in the Loan Agreement are true and correct as of the date hereof.

c.	The aggregate principal amount of all Advances outstanding under the Revolving Credit are $ .

RTI SURGICAL, INC.

By:
Name:
Title: